EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
by and among
CONVERGEX HOLDINGS, LLC,
CONVERGEX GROUP, LLC,
GTCR CONVERGEX HOLDINGS LLC,
COWEN CV ACQUISITION LLC
and
COWEN GROUP, INC.

APRIL 2, 2017

TABLE OF CONTENTS
Page

ARTICLE I SALE AND PURCHASE OF UNITS		1
1.01	Sale and Purchase of Units	1
1.02	Consideration	1

ARTICLE II THE CLOSING		1
2.01	The Closing	1
2.02	The Closing Transactions	2
2.03	Escrow	2

ARTICLE III PURCHASE PRICE ADJUSTMENTS		4
3.01	Adjustments.	4
3.02	Withholding	6

ARTICLE IV CONDITIONS TO CLOSING		6
4.01	Conditions to the Purchaser’s Obligations	6
4.02	Conditions to the Seller’s Obligations	8
4.03	Frustration of Conditions	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
5.01	Organization and Organizational Power	10
5.02	Subsidiaries	10
5.03	Authorization; No Breach; Valid and Binding Agreement	11
5.04	Capitalization	11
5.05	Financial Statements	12
5.06	Absence of Certain Developments	13
5.07	Properties	15
5.08	Tax Matters	16
5.09	Contracts and Commitments	18
5.10	Intellectual Property	20
5.11	Litigation	23
5.12	Governmental Consents, etc.	23
5.13	Employee Benefit Plans	23
5.14	Insurance	25

(i)

5.15	Compliance with Laws	26
5.16	Environmental Matters	29
5.17	Affiliated Transactions	29
5.18	Employees	30
5.19	Customers.	31
5.20	Foreign Corrupt Practices Act and Anti‑Corruption Laws.	32
5.21	Anti‑Money Laundering Laws	33
5.22	Regulatory.	33
5.23	Licenses, Permits and Registrations.	33
5.24	Sufficiency of Assets	34
5.25	Brokerage	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SELLER		34
6.01	Organization and Entity Power	34
6.02	Authorization	34
6.03	Title to Units	35
6.04	No Violation	35
6.05	Governmental Consents	35
6.06	Litigation	35
6.07	Brokerage	35
6.08	Investment Representation	35
6.09	Restricted Securities	35
6.10	Resale of Shares.	36

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		36
7.01	Organization and Organizational Power	36
7.02	Issuance	37
7.03	Authorization	37
7.04	No Violation	37
7.05	Governmental Consents	37
7.06	Litigation	37
7.07	Brokerage	37
7.08	Investment Representation	37
7.09	Financing	38

ARTICLE VIII COVENANTS OF THE COMPANY		38
8.01	Conduct of the Business	38
8.02	Access	41
8.03	Regulatory Filings and Notice	42

(ii)

8.04	Conditions	42
8.05	Exclusive Dealing	42
8.06	Cooperation	43
8.07	Notification	43
8.08	Conveyed Seller Assets/Assumed Seller Liabilities	43
8.09	Termination of Seller Agreements.	44
8.10	Name Use	44
8.11	Non‑Solicit.	44
8.12	Delivery of Financial Statements	45
8.13	Closing Efforts	45

ARTICLE IX COVENANTS OF THE PURCHASER		45
9.01	Access	45
9.02	Notification	46
9.03	Director and Officer Liability and Indemnification	46
9.04	Regulatory Filings	47
9.05	Conditions	49
9.06	Dash Contribution Agreement	49
9.07	NASDAQ Listing	49
9.08	Certificate Legend Removal	50
9.09	Closing Efforts	50

ARTICLE X TERMINATION		50
10.01	Termination	50
10.02	Effect of Termination	51

ARTICLE XI ADDITIONAL COVENANTS		51
11.01	Post‑Closing Attorney‑Client and other Matters	51
11.02	Tax Matters	54
11.03	Employee Matters	57

ARTICLE XII INDEMNIFICATION		61
12.01	Survival	61
12.02	Indemnification by the Seller.	62
12.03	Indemnification by the Purchaser	63
12.04	Procedures for Indemnification.	64
12.05	Other Limitations on Indemnification.	65
12.06	Purchase Price Adjustment	66

ARTICLE XIII DEFINITIONS		66

(iii)

13.01	Definitions	66
13.02	Other Definitional Provisions	77
13.03	Index of Defined Terms	77

ARTICLE XIV MISCELLANEOUS		79
14.01	Representations, Warranties, Covenants and Agreements	79
14.02	Press Releases and Communications	80
14.03	Expenses	80
14.04	Notices	81
14.05	Assignment	82
14.06	Severability	82
14.07	References	82
14.08	Construction	83
14.09	Amendment and Waiver	83
14.10	Complete Agreement	83
14.11	Third‑Party Beneficiaries	83
14.12	Delivery by Electronic Transmission	83
14.13	Counterparts	84
14.14	Governing Law	84
14.15	Jurisdiction	84
14.16	Waiver of Trial by Jury	84
14.17	Non‑Recourse	84
14.18	Specific Performance	85
14.19	Time is of the Essence	85
14.20	Parent Guarantee	85

Exhibit A    Tangible Book Value Illustration

(iv)

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2017, is made by and among ConvergEx Group, LLC, a Delaware limited liability company (the “Company”), Cowen CV Acquisition LLC, a Delaware limited liability company (the “Purchaser”), Cowen Group, Inc., a Delaware corporation (“Parent”) solely for purposes of Sections 9.09 and Article XIV (except for Sections 14.01-14.04), ConvergEx Holdings, LLC, a Delaware limited liability company (the “Seller”), and GTCR Convergex Holdings LLC, a Delaware limited liability company (“GTCR Holdings”) solely for purposes of Sections 8.07, 8.09, 8.10, 8.11, and 11.02 and Article XIV (except for Sections 14.01-14.04 and 14.20). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XIII.
WHEREAS, the Seller is the owner of 100 units of the Company (the “Units”);
WHEREAS, the Units represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of the Company;
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Units on the terms and subject to the conditions set forth herein; and
WHEREAS, the Purchaser is an indirect wholly‑owned subsidiary of Parent, and Parent is willing to guarantee the Purchaser’s obligations hereunder in order to induce the Seller to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

SALE AND PURCHASE OF UNITS
1.01    Sale and Purchase of Units. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Seller of, all of the Units, which Units shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of any Liens other than pursuant to the Securities Act and other applicable securities Laws.
1.02    Consideration. As consideration for the Units, the Purchaser shall pay to the Seller the Closing Consideration in the manner described herein.

ARTICLE II

THE CLOSING
2.01    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) located at 300 North LaSalle Street, Chicago, Illinois 60654 at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article IV, the Purchaser shall not be obligated to effect the Closing prior to the earlier of (a) the obtaining of the Specified Financing Arrangement and (b) the Outside Date. The date and time of the Closing are referred to herein as the “Closing Date.”
2.02    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a)    the Purchaser shall deliver to the Seller, and/or its designee(s), the Estimated Cash Consideration, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller prior to the Closing;
(b)    the Purchaser shall cause to be issued to the Seller, and/or its designee(s), the Stock Consideration, free and clear of all Liens other than pursuant to the Securities Act and other applicable securities Laws;
(c)    the Seller shall deliver to the Purchaser the Units, free and clear of all Liens other than pursuant to the Securities Act and other applicable securities Laws;
(d)    the Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company (as applicable), the Transaction Expenses, to the extent not previously paid, by wire transfer of immediately available funds as directed in writing by the Company prior to the Closing; and
(e)    the Purchaser, the Company and the Seller, as applicable, shall make such other deliveries as are required by Article IV.
2.03    Escrow.
(a)    On the Closing Date, the Purchaser shall deliver, by wire transfer of immediately available funds, to the Escrow Agent for deposit into separate escrow accounts (the “Indemnity Escrow Account,” the “Adjustment Escrow Account” and the “Tax Indemnity Escrow Account,” collectively the “Escrow Accounts”) established pursuant to the terms of the Escrow Agreement (i) the Indemnity Escrow Amount, (ii) the Adjustment Escrow Amount and (iii) the Tax Indemnity Escrow Amount, as applicable.
(b)    Escrow Release.

(i)    On the Initial Indemnity Escrow Release Date, the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the Initial Release Amount in accordance with the terms of the Escrow Agreement; provided that an amount having a value equal to any then pending claims for indemnification by the Purchaser Indemnitees with respect to which a valid claim for indemnification has been made in accordance with Section 12.02 shall be retained in the Indemnity Escrow Account pending the resolution of such claims; provided, further, that the matter described on Item 3 on the “Significant Regulatory Matters” table on the Compliance with Laws Schedule (the “Specified Matter”) shall not be deemed a valid claim for purposes of the immediately preceding proviso if (A) no enforcement action has been brought against the Company or its Affiliates or Subsidiaries by the SEC or FINRA by the Initial Indemnity Escrow Release Date regarding the Specified Matter, (B) neither the SEC nor FINRA has indicated in writing that it intends or expects to bring an enforcement action regarding the Specified Matter or (C) if either the SEC or FINRA has confirmed in writing that it will not bring such an enforcement action; provided, further, that all amounts released from the Indemnity Escrow Account to Seller shall be released in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Indemnity Escrow Funding Ratio.
(ii)    On the Final Indemnity Escrow Release Date, the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the balance of the Indemnity Escrow Funds remaining in the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement; provided that an amount having a value equal to any then pending claims for indemnification by the Purchaser Indemnitees with respect to which a valid claim for indemnification has been made in accordance with Section 12.02 shall be retained in the Indemnity Escrow Account pending the resolution of such claims; provided, further, that any amounts so retained in the Indemnity Escrow Account shall be retained in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Indemnity Escrow Funding Ratio. Notwithstanding the foregoing, if on the Final Indemnity Escrow Release Date, (A) no enforcement action has been brought against the Company or its Affiliates or Subsidiaries by the SEC or FINRA by such date regarding the Specified Matter or (B) if neither the SEC nor FINRA has confirmed in writing that it will not bring such an enforcement action, then an amount equal to $3,000,000 shall be retained (such amount to be retained in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Indemnity Escrow Funding Ratio) in the Indemnity Escrow Account until the date on which the Purchaser shall reasonably determine (taking into account the applicable statute of limitations period with respect to the Specified Matter) that neither the Company nor its Affiliates will likely have any further liability resulting from an SEC and/or FINRA enforcement action relating to the Specified Matter and following such date, the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the balance of the Indemnity Escrow Funds remaining in the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement; provided that an amount having a value equal to any then pending claims for indemnification by the Purchaser Indemnitees with respect to which a valid claim for indemnification has been made in accordance with Section 12.02 shall be retained in the Indemnity Escrow Account pending the resolution of such claims.
(iii)    On the Tax Indemnity Escrow Release Date, the Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the balance of the Tax Indemnity Escrow Funds remaining in the Tax Indemnity Escrow Account in accordance with the terms of the Escrow Agreement.
(iv)    Promptly (and in any event within two (2) Business Days) following the final determination of the Final Adjusted Purchase Price, the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller an amount equal to the remaining Adjustment Escrow Amount, if any, in accordance with the terms of the Escrow Agreement.
ARTICLE III

PURCHASE PRICE ADJUSTMENTS
3.01    Adjustments.
(a)    Closing Date Adjustments. At the Closing, the Closing Consideration shall be adjusted as set forth in this Section 3.01. Not more than seven (7) Business Days nor less than five (5) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a statement (the “Allocation Statement”) setting forth its determination of each of the Cash Percentage, the Stock Percentage, the Adjustment Escrow Cash Amount, the Indemnity Escrow Cash Amount, the Tax Indemnity Escrow Cash Amount, the Adjustment Escrow Funding Ratio, the Indemnity Escrow Funding Ratio and the Tax Indemnity Escrow Funding Ratio.
(b)    Not more than five (5) Business Days nor less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth its good faith determination of each of the Estimated Cash Consideration, the Distributable Amount, the Tangible Book Value (the “Estimated Tangible Book Value”) and the Transaction Expenses (the “Estimated Transaction Expenses”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles, applied on a consistent basis. The Company shall consider in good faith any of the Purchaser’s comments to the Estimated Closing Statement.
(c)    Post‑Closing Determination. On the first Business Day following the day that is 90 calendar days following the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of Tangible

Book Value and Transaction Expenses, prepared in accordance with the Accounting Principles, applied on a consistent basis. During the preparation of the Closing Statement by the Purchaser and the period of any dispute with respect to the application of this Section 3.01(c), each party hereto shall cooperate with the other parties hereto to the extent reasonably requested to prepare the Closing Statement or to investigate the basis for any dispute. The Closing Statement shall be examined by the Seller, and, if the Seller disagrees with any items or calculations in the computation of any amounts shown or reflected in the Closing Statement, the Seller shall, not later than 45 calendar days after receipt of the Closing Statement, deliver to the Purchaser a reasonably detailed report thereon (the “Closing Statement Report”). The Closing Statement Report shall list those items, if any, with which the Seller disagrees and the Seller’s proposed adjustment thereto. If the Seller fails to deliver to the Purchaser the Closing Statement Report within 45 calendar days following receipt of the Closing Statement, the Seller shall be deemed to have accepted the Closing Statement for the purposes of any adjustment to the Closing Consideration under Section 3.01(d). If the Seller timely delivers the Closing Statement Report to the Purchaser, and if the Seller and the Purchaser are unable, within 15 calendar days after receipt by the Purchaser thereof, to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants (the “Independent Accounting Firm”) mutually acceptable to the Seller and the Purchaser. The Independent Accounting Firm shall, within 30 calendar days following its selection, deliver to the Seller and the Purchaser a written report determining such disputed exceptions (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties thereto for the purposes of any adjustment to the Estimated Adjusted Purchase Price under Section 3.01(d). The fees and disbursements of the Independent Accounting Firm acting under this Section 3.01 shall be allocated between the Purchaser, on the one hand, and Seller, on the other hand, based upon the total monetary value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total monetary value of all disputed exceptions considered by the Independent Accounting Firm.
(d)    Post‑Closing Adjustments.
(i)    If the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price, the Purchaser and the Seller shall deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to disburse to the Purchaser an amount equal to such difference from the Adjustment Escrow Account, and, if the amount in the Adjustment Escrow Account is insufficient to satisfy such obligation in full, from the Indemnity Escrow Account, in accordance with the Escrow Agreement; provided that any amounts released from the Adjustment Escrow Account shall be released in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Adjustment Escrow Funding Ratio and any amounts released from the Indemnity Escrow Account shall be released in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the

Indemnity Escrow Funding Ratio.  The Purchaser’s sole and exclusive source of recovery for any adjustment under this Section 3.01 shall be against any remaining Escrow Amounts and, for the avoidance of doubt, the Seller shall not have any liability for any amounts due pursuant to this Section 3.01 except to the extent of amounts available in the Escrow Accounts.
(ii)    If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, the Purchaser shall (i) make a payment to the Seller of the Cash Percentage of such excess amount by wire transfer of immediately available funds to, or as directed by, the Seller, and (ii) cause to be issued to the Seller, and/or its designee(s), an amount of Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the remaining portion of such excess amount.
(iii)    Promptly following the final determination of the Final Adjusted Purchase Price, and any payments made pursuant to this Section 3.01(d), if there are any amounts remaining in the Adjustment Escrow Account, then the Purchaser and the Seller shall deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to pay to the Seller such remaining amounts.
(e)    For the avoidance of doubt, any adjustment pursuant to this Section 3.01 shall be treated as an adjustment to the Purchase Price.
3.02    Withholding. The Purchaser shall be entitled to deduct and withhold from any and all amounts payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law; provided that, other than with respect to compensation or backup withholding, Purchaser shall notify the Person in respect of which such deduction or withholding would be made in writing of its intention to deduct and withhold such amounts and the reason therefor at least five (5) days prior to the date of such withholding and shall cooperate with such Person in good faith to reduce the amount of, or eliminate the necessity for, such withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party.
ARTICLE IV

CONDITIONS TO CLOSING
4.01    Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:
(a)    (i) The representations and warranties set forth in Article V (other than Company Closing Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the date hereof and as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article

V that address matters as of particular dates (other than Company Closing Fundamental Reps) shall be true and correct as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not, individually or in the aggregate, had a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) other than de minimis exceptions, the Company Closing Fundamental Reps shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except for Company Closing Fundamental Reps that address matters as of particular dates, which shall be true and correct as of such date other than de minimis exceptions);
(b)    The Seller and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing;
(c)    Other than as set forth in Section 4.01(k), all consents of any Governmental Entities, and of any other Person, required to be obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and which are set forth on Schedule 4.01(c) shall have been duly obtained without the imposition of any Burdensome Condition and shall be in full force and effect on the Closing Date;
(d)    The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 4.01(d) and as set forth in NASD Rule 1017 shall have expired or been terminated and any other governmental or Self‑Regulatory Authority filings, authorizations and approvals that are listed on Schedule 4.01(d) shall have been duly made and obtained (as the case may be);
(e)    No judgment, decree, determination or judicial order shall have been entered which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby (including a determination by FINRA pursuant to NASD Rules 1014 and 1017), declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;
(f)    During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect;
(g)    The Tangible Book Value shall not be less than $120,000,000.00;
(h)    Each of the Transaction Documents shall have been executed and delivered by the Seller;
(i)    The Seller shall have delivered to the Purchaser, all financial statements required to be delivered by the Seller pursuant to Section 8.12;
(j)    The Seller or the Company, as applicable, shall have delivered to the Purchaser each of the following:

(i)    a certificate executed by an executive officer of each of the Seller and of the Company, dated as of the Closing Date, stating that the conditions specified in Sections 4.01(a) and 4.01(b), as they relate to the Seller and the Company, respectively, have been satisfied; and
(ii)    the Seller shall have delivered to the Purchaser a customary certificate duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and
(k)    Notwithstanding anything to the contrary in Section 4.01(c), either (i) approval of the application submitted to FINRA under NASD Rule 1017 (“Form CMA”) shall have been received in writing by the Company or any of its Subsidiaries and such written approval shall have been shared with the Purchaser or (ii) (1) 35 days shall have elapsed since the filing of a substantially complete Form CMA that has not been rejected, terminated or withdrawn, (2) the Company or its Subsidiaries shall have notified FINRA that the parties hereto intend to close the Transaction in accordance with NASD Rule 1017(c), (3) prior to and through such 35 day period FINRA shall not have (x) imposed any interim restriction pursuant to NASD Rule 1017(c) (a “Restriction”) or a Burdensome Condition, (y) advised the parties hereto in writing that they are prohibited from closing the Transaction without FINRA’s approval or (z) advised the Company or its Subsidiaries or the Purchaser in writing that it intends to impose a Restriction or a Burdensome Condition, in each case which have not been rescinded and (4) 10 days shall have elapsed since the provision of notice pursuant to clause (ii)(2) of this Section 4.01(k) and during such period, there shall have been no event the occurrence of which creates a reasonable determination by the Seller or the Purchaser that FINRA intends to deny the Form CMA or otherwise impose a Restriction or a Burdensome Condition, including any of the events set forth in clause (ii)(3) of this Section 4.01(k); and
(l)    That certain agreement dated as of the date hereof by and between the Company and BNYM (the “BNYM Side Letter”) shall be in full force and effect as of the Closing, no breaches or defaults of any material provisions contained therein, or threatened breaches or defaults of any material provisions contained therein, shall have occurred thereunder, and no material provision contained in the BYNM Side Letter shall have been waived, amended or modified in any respect.
If the Closing occurs, all closing conditions set forth in this Section 4.01 which have not been fully satisfied as of the effective time of the Closing shall be deemed to have been waived by the Purchaser.
4.02    Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:
(a)    (i) The representations and warranties set forth in Article VII (other than the Purchaser Fundamental Reps) shall be true and correct as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, which shall be true and correct as of such date), except for any failure of any such representations and warranties to be true and correct that has not had a materially adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (ii) other than de minimis exceptions, the Purchaser Fundamental Reps shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, which shall be true and correct as of such date other than de minimis exceptions);
(b)    The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;
(c)    Other than as set forth in Section 4.02(g), the applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 4.01(d) shall have expired or been terminated and any other governmental or Self‑Regulatory Authority filings, authorizations and approvals that are listed on Schedule 4.01(d) shall have been duly made and obtained (as the case may be);
(d)    No judgment, decree, determination or judicial order shall have been entered which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby (including a determination by FINRA pursuant to NASD Rule 1017), declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;
(e)    Each of the Transaction Documents shall have been executed and delivered by the Purchaser;
(f)    The Purchaser shall have delivered to the Seller a certificate executed by an executive officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;
(g)    Notwithstanding anything to the contrary in Section 4.02(c), either (i) approval of the Form CMA shall have been received in writing by the Company or any of its Subsidiaries and such written approval shall have been shared with the Purchaser or (ii) (1) 35 days shall have elapsed since the filing of a substantially complete Form CMA that has not been rejected, terminated or withdrawn, (2) the Company or its Subsidiaries shall have notified FINRA that the parties hereto intend to close the Transaction in accordance with NASD Rule 1017(c), (3) prior to and through such 35 day period FINRA shall not have (x) imposed a Restriction, (y) advised the parties hereto in writing that they are prohibited from closing the Transaction without FINRA’s approval or (z) advised the Company or its Subsidiaries or the Purchaser in writing that it intends to impose a Restriction, in each case which have not been rescinded and (4) 10 days shall have elapsed since the provision of notice pursuant to clause (ii)(2) of this Section 4.02(g) and during such period, there shall have been no event the occurrence of which creates a reasonable determination by the Seller or the Purchaser that FINRA intends to deny the Form CMA or otherwise impose a Restriction, including any of the events set forth in clause (ii)(3) of this Section 4.02(g); and

(h)    BNYM shall have received confirmation from the Federal Reserve Board that it has no objection to the payment to the Seller or its members of the Class A Common Stock hereunder, or in the alternative, BNYM shall have determined that such confirmation of such transactions is not required; provided that, this condition shall not apply in the event that (i) all the other conditions set forth in Article IV (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied and (ii) the Purchaser has irrevocably confirmed in writing to the Company and the Seller that the Total Stock Consideration will not equal or exceed 5% of the Class A Common Stock outstanding as of the Closing.
If the Closing occurs, all closing conditions set forth in this Section 4.02 which have not been fully satisfied as of the effective time of the Closing shall be deemed to have been waived by the Seller.
4.03    Frustration of Conditions. None of the Company, the Purchaser or the Seller may rely on the failure of any condition set forth in Section 4.01 or 4.02, as applicable, to be satisfied if such failure was caused by such party’s bad faith or failure to use, as required by this Agreement, its commercially reasonable efforts (or such other required efforts) to consummate the transactions contemplated hereby as expeditiously as practicable.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article V are correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).
5.01    Organization and Organizational Power.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered or made available to the Purchaser or its counsel accurate and complete copies of the certificate of formation and the LLC agreement of the Company, in each case, as amended through the date of this Agreement.
(b)    Schedule 5.01(b) sets forth all jurisdictions in which the Company is qualified to do business.

5.02    Subsidiaries. The Subsidiaries Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Except as set forth on the Subsidiaries Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Subsidiaries identified on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, has all requisite corporate power, limited liability company power (or power of an equivalent foreign entity to the extent applicable) and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where (x) the failure to hold such authorizations, licenses and permits would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (y) the failure to be so qualified would not have a Material Adverse Effect.
5.03    Authorization; No Breach; Valid and Binding Agreement. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on the Authorization Schedule and except for the applicable requirements of the (a) Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) the applicable requirements of the Exchange Act and the rules of FINRA (including, for the avoidance of doubt, consent of FINRA to the change of control of the Company Broker‑Dealers pursuant to NASD Rule 1017), the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, (i) the provisions of the Company’s certificate of formation or its LLC Agreement or any of the Company’s Subsidiaries’ certificates of formation or equivalent governing documents, as applicable, (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is bound, or (iii) any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject, except, in the case of clause (ii) above, as would not have an adverse effect that is material. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.04    Capitalization.
(a)    The authorized and outstanding equity interests of the Company are set forth on the Capitalization Schedule. All of the Units, which represent 100% of the outstanding equity and voting interests of the Company, are owned of record by the Seller in the amount set forth on the Capitalization Schedule, and all of the Units have been duly authorized and validly issued, are fully paid and nonassessable, are owned free and clear of any Liens, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. Except as set forth on the Capitalization Schedule, the Company does not have any other limited liability company interests, equity securities, phantom equity, stock appreciation rights, or securities containing any equity features authorized, issued or outstanding, and there are no agreements, voting trusts, proxies, options, warrants, profits interests, or other rights, contracts or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or any payments determined based on the value of the Units. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any of its limited liability company interests or other securities that would survive the Closing. No bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which members of the Company or any of its Subsidiaries may vote are issued and outstanding.
(b)    Each Subsidiary’s authorized and outstanding securities are as set forth on the Subsidiaries Schedule. Except as set forth on the Subsidiaries Schedule, each Subsidiary’s outstanding securities are owned beneficially and of record by the Company or a Subsidiary as set forth on the Subsidiaries Schedule, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of such securities were made in compliance with all applicable securities Laws and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. With respect to each Subsidiary, there are no outstanding limited liability company interests, equity securities, phantom equity, stock appreciation rights, or securities containing any equity features authorized, issued or outstanding, agreements, voting trusts, proxies, options, warrants, profits interests, or other rights, contracts or arrangements existing or outstanding which provide for the sale or issuance of any shares of capital stock or other securities. Except as set forth on the Subsidiaries Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or one of its Subsidiaries to repurchase or otherwise acquire any securities of a Subsidiary of the Company.
5.05    Financial Statements.
(a)    The Financial Statements Schedule consists of: (i) the Seller’s unaudited consolidated balance sheet as of December 31, 2016 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the twelve‑month period then ended and (ii) the Seller’s audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2014 and December 31, 2015 and the notes thereto (collectively, the “Financial Statements”). Except as set forth on the Financial Statements Schedule, the Financial Statements present fairly, and as of the Closing Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 8.12 will present fairly, in all material respects, the results of operations and changes in financial position of the Company (consolidated with its Subsidiaries, as applicable) to which it relates for the period or as of the date set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal year‑end adjustments, the absence of notes and any other adjustments described therein and are complete, correct and derived from the books of account and records of the Company in all material respects.
(b)    The Financial Statements have been, and as of the Closing Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 8.12 will be, prepared on the basis of information derived from the books of account and records of the Company in all material respects. The Company maintains internal accounting controls over financial reporting that are designed to provide reasonable assurances regarding the reliability of its financial reporting practices and the preparation of the Financial Statements in conformity with GAAP.
(c)    There are no “off balance sheet arrangements” (as defined by Item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or any of its Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries has any Liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, other than (i) current Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (ii) Liabilities incurred after the date hereof in accordance with the express terms of this Agreement and (iii) Liabilities that are, individually or in the aggregate, de minimis in nature or amount.
5.06    Absence of Certain Developments. Since December 31, 2015 there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule and actions related to the LiquidPoint Transaction, since December 31, 2015 to the date hereof, neither the Company nor its Subsidiaries has:
(a)    incurred or become subject to any material obligations or liabilities, other than (i) liabilities reflected on the Latest Balance Sheet or disclosed in any notes thereto, (ii) if incurred since the date of the Latest Balance Sheet, incurred in the ordinary course of business consistent with past practice, (iii) liabilities under this Agreement or (iv) any amounts or liabilities that are not reasonably expected to exceed $1,250,000 in a 12-month period;
(b)    borrowed any amounts or incurred, assumed or refinanced any Indebtedness, other than (i) borrowings from banks (or similar financial institutions) incurred to meet ordinary course of business working capital requirements or (ii) Indebtedness incurred under any revolving or other credit facility in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $1,250,000;
(c)    mortgaged, pledged or subjected any material portion of its properties or assets to any Liens, except for Permitted Liens;

(d)    sold, assigned or transferred any material portion of its tangible assets, except (i) in the ordinary course of business, or (ii) among the Company and its wholly‑owned Subsidiaries;
(e)    issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;
(f)    made any investment in any other Person (other than its Subsidiaries), except in the ordinary course of business consistent with past practice;
(g)    declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions from a Subsidiary to the Company or another Subsidiary) or repurchased any of its equity securities;
(h)    made any capital expenditures in excess of $1,250,000 in the aggregate or commitments therefor, except (i) in the ordinary course of business consistent with past practice and (ii) for such capital expenditures or commitments that are reflected in the current budget;
(i)    made any loans or advances to, or guarantees for the benefit of, any Persons (except in the ordinary course of business consistent with past practice);
(j)    suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance;
(k)    made any loan to, or entered into any other material transaction outside the ordinary course of business consistent with past practice with, any of its directors or officers;
(l)    increased the compensation, incentive arrangements, or other benefits to any officer or employee of the Company or its Subsidiaries or become a party to, established, amended, commenced participation in, terminated or committed itself to the adoption of any Plan or any arrangement that would be a Plan if in effect on the date hereof;
(m)    hired or terminated (other than for insubordination, misconduct or other acts or omissions constituting “cause”) any officer or senior employee of the Company or its Subsidiaries who is reasonably expected to have a total annual compensation (base salary and cash incentives) of $250,000 or more;
(n)    entered into any employment contract (other than that which is terminable upon 30 days’ notice or less and without any liability to the Company or any of its Subsidiaries), materially modified the terms of any such existing contract or agreement, or made any oral commitment to increase the compensation (whether salary, wages, bonuses or otherwise) of, or to provide severance benefits to, any Company Service Provider;
(o)    adopted a plan of liquidation, arrangement, dissolution, merger, consolidation, or other reorganization;

(p)    amended its certification of formation or similar constituent documents;
(q)    entered into any other material transaction involving consideration reasonably expected to exceed $1,250,000 in a 12-month period, except in the ordinary course of business consistent with past practice;
(r)    amended or changed any method of accounting or accounting practice of the Company, except as required by changes in GAAP or applicable Law;
(s)    disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications;
(t)    discontinued the offering of any of its services or products, except in the ordinary course of business consistent with past practice;
(u)    contractually incurred any obligation or liability for the payment of severance benefits (whether in connection with a change in control or otherwise) or an additional payment due solely in the event of a change in control, except as required under this Agreement;
(v)    redeemed, purchased or otherwise acquired, directly or indirectly, any equity interests or other securities, or agreed to do so; or
(w)    committed in writing or agreed to do any of the foregoing.
5.07    Properties.
(a)    Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the material tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.
(b)    The real property demised by the leases described on the Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the Leased Real Property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, the leases for the Leased Real Property described on the Leased Real Property Schedule are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to the Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Purchaser. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases for the Leased Real Property. No option, right of first offer or right of first refusal has been exercised under any of such leases for Leased Real Property, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Purchaser with the corresponding leases for the Leased Real Property. The transactions contemplated by the Transaction Documents do not require the consent or approval of the other party to the leases for the Leased Real Property and will not result in a breach of or default under any of the leases for the Leased Real Property, except as set forth on Schedule 5.07(b). There is no material Owned Real Property.
(c)    Except as set forth on the Owned Real Property Schedule (the real property set forth therein, the “Owned Real Property”), neither the Company nor any of its Subsidiaries owns any real property.
5.08    Tax Matters. Except as set forth on the Taxes Schedule:
(a)    The Company and its Subsidiaries have filed all Income Tax Returns and all other material Tax Returns which are required to be filed by them, and all such Tax Returns are true, accurate and complete in all material respects. All Taxes required to be paid by the Company and its Subsidiaries have been fully and timely paid, and all Taxes which the Company or any of its Subsidiaries is (or was) obligated to withhold from amounts owing to any creditor or third party have been fully paid or properly accrued in the Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has any Liabilities for Taxes other than what is currently recorded in the Financial Statements and amounts that have arisen in the ordinary course of business since the date of such Latest Balance Sheet.
(b)    There are no pending audits or similar examinations with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any notice from a taxing authority that it intends to conduct such an audit or investigation where such audit or investigation could involve a material amount of Tax. All deficiencies asserted or assessments made as a result of any past examinations by any taxing authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid.
(c)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011‑4.
(f)    The Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the taxable periods beginning on or after January 1, 2012 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, nor to the Company’s Knowledge is any such assertion threatened.
(g)    Neither the Company nor any of its Subsidiaries nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provisions of Law or has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(h)    Neither the Company nor any of its Subsidiaries (i) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, (ii) has been a member of an affiliated, combined, consolidated, unitary, or similar group for federal, state, local or foreign Tax purposes (other than any such group that includes only the Company and one or more of its Subsidiaries) or (iii) is subject to any private letter ruling of the Internal Revenue Service (“IRS”) or comparable rulings of any taxing authority.
(i)    There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(j)    Neither the Purchaser, any direct or indirect owner of Purchaser, the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) cash basis method of accounting or percentage of completion method of accounting, (iii) election under Section 108(i) of the Code, (iv) prepaid amount received on or prior to the Closing Date or (v) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.
(k)    Neither the Company nor any of its Subsidiaries has liability for Taxes of any other Person by law, contract or otherwise other than customary contracts entered into in the ordinary course of business the principal purposes of which is unrelated to Taxes.
(l)    The Taxes Schedule 5.08(l) sets forth the U.S. federal income tax classification of the Company and each Subsidiary of the Company. Since the date of its acquisition by the Company, (i) each of the entities listed on Taxes Schedule 5.08(l)(i) and any predecessor of such entity has been treated and properly classified as a partnership for all relevant income Tax purposes and has made, and will have in effect at Closing, an election under Section 754 of the Code, and none of such entities has ever (A) filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for federal income Tax purposes, (B) been a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (C) made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code, (ii) each of the entities listed on Taxes Schedule 5.08(l)(ii) and any predecessor of such entity has been treated and properly classified as a disregarded entity for federal income tax purposes and all corresponding provisions of applicable state and local income or franchise tax laws, and no taxing authority has questioned the qualification of any such entity as a disregarded entity and (iii) each of the entities listed on Taxes Schedule 5.08(l)(iii) and any predecessor of such entity has been treated and properly classified as a corporation or an association taxable as a corporation for federal income tax purposes and all corresponding provisions of applicable state and local income or franchise tax Laws, and no taxing authority has questioned the qualification of any such entity as a corporation or an association taxable as a corporation.
5.09    Contracts and Commitments.
(a)    Except as set forth on the Contracts Schedule, neither the Company nor its Subsidiaries is party to any:
(i)    collective bargaining agreement with any trade union, works council or other labor organization;
(ii)    contract or oral commitment (A) providing for a loan with any employee of the Company or any of its Subsidiaries or (B) relating to the employment or service of a Company Service Provider (excluding offer letters which provide for “at-will employment” that is terminable by the Company or its Subsidiary upon 30 days’ notice or less and do not provide for any severance, retention or termination payments) and pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any salary, wage, severance, retention, change in control, transaction bonus or any other additional payment to any current or former Company Service Provider (including as the result of the transactions contemplated by this Agreement);
(iii)    agreement or indenture relating to the borrowing of money, Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Company and its Subsidiaries, except for Permitted Liens and except for agreements related to ordinary course of business consistent with past practice borrowing in connection with securities transactions;
(iv)    guaranty of any obligation of an unrelated third party for borrowed money reasonably expected to be in excess of $500,000 or other material guaranty;

(v)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental payments exceed $500,000;
(vi)    lease or agreement under which it is lessor of or permits any unrelated third party to hold or operate any property, real or personal, for which the annual rental payments exceed $500,000;
(vii)    contract or group of related contracts with the same party for the purchase of products or services under which the Company (A) made payments in excess of $500,000 during the 12‑month period ending on December 31, 2016 or (B) expects to make payments in excess of $500,000 during the 12‑month period thereafter;
(viii)    contract or group of related contracts with the same party pursuant to which the Company received more than $500,000 in payments during the 12‑month period ending December 31, 2016;
(ix)    contracts with the 50 largest customers of the Company and its Subsidiaries from calendar year 2016 (determined on a consolidated basis based on the amount of Net Revenues received) for the sale of products or services under which the Company received payments from such customers during the 12‑month period ending on December 31, 2016;
(x)    contract or commitment to purchase property or assets pursuant to which the Company is obligated to spend more than $500,000 during the 12‑month period ending December 31, 2017;
(xi)    merger, acquisition or divestiture agreement with a transaction value in excess of $500,000 completed during the three years prior to the date of this Agreement or pursuant to which the Company or any of its Subsidiaries has any ongoing potential indemnification obligations;
(xii)    joint venture agreements, partnership agreements whereby profits and losses are allocated between the Company or any of its Subsidiaries, on the one hand, and any unrelated third party, on the other hand, or material strategic alliance agreements or similar agreements;
(xiii)    agreement granting a right of first refusal, first negotiation or similar right with respect to the sale of any portion of the equity or assets of the Company or any one of its Subsidiaries;
(xiv)    material license or agreement pursuant to which the Company or any of its Subsidiaries obtains rights to use any third‑party Intellectual Property (excluding licenses granting the Company or any of its Subsidiaries rights to use commercial software that is generally available);

(xv)    contract which places a material obligation on the Company or one of its Subsidiaries with respect to indemnification, guarantee, warranty or similar provisions, other than those contained in (A) license, hosting and/or analysis agreements and (B) other agreements with customers entered into in the ordinary course of business consistent with past practice;
(xvi)    contract or agreement with payment obligations reasonably expected to be in excess of $500,000 in a 12-month period that would require any consent or approval of a counterparty as a result of the entering into this Agreement or consummation of the transactions contemplated by this Agreement;
(xvii)    any contract which expressly prohibits in a material respect the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world (including any agreement that contains any non‑competition, non‑solicitation or no‑hire provisions);
(xviii)    any contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nations” or similar provision, (D) provision that grants any right of first refusal or right of first offer or similar right, or (E) any obligation with respect to an “earn‑out,” contingent purchase price or similar contingent payment obligation or other comparable liability after the date hereof;
(xix)    any settlement agreement which imposes outstanding obligations on the Company or any of its Subsidiaries after the Closing Date, consent agreement, memorandum of understanding, disciplinary or similar agreement, which is binding upon the Company or any of its Subsidiaries;
(xx)    any futures clearing agreement; or
(xxi)    any other agreement that is material to the Company and its Subsidiaries considered as a whole.
(b)    Except as set forth on Section (b) of the Contracts Schedule, true and correct copies of all written contracts which are referred to on the Contracts Schedule have been made available to the Purchaser.
(c)    Neither the Company nor any of its Subsidiaries is in default in any material respect under any contract listed on the Contracts Schedule, and, (x) to the Company’s Knowledge, no other party thereto is in default in any material respect thereunder, (y) no event or circumstance has occurred that, with due notice or lapse of time, or both, would constitute such a default or result in termination of any such contract or would cause or permit the acceleration of or other changes to, any material right or obligation thereunder or the loss of any material benefit, and (z) each such contract is valid, binding, enforceable and in full force and effect with respect to the Company or any its Subsidiaries, as applicable, party thereto, and to the Company’s Knowledge, the other party thereto, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’

rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.10    Intellectual Property.
(a)    All of the patented or registered Intellectual Property owned by the Company and its Subsidiaries, including any applications therefor filed by or on behalf of the Company and/or its Subsidiaries, are set forth on the Intellectual Property Schedule.
(b)    Except as set forth on the Intellectual Property Schedule, the Company and/or its Subsidiaries, as the case may be, are the owner of all right, title and interest in and to, or have the valid right or license to use, all Intellectual Property that is used by the Company and its Subsidiaries and is material to the conduct of their respective businesses (collectively, “Company Intellectual Property”), and the Company Intellectual Property is sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted.
(c)    Except as set forth on the Intellectual Property Schedule, neither the Company nor any of its Subsidiaries has received any written notices or, to the Company’s Knowledge, any oral notices, of any infringement, misappropriation or other violation from any third party within the past three years with respect to the Company Intellectual Property.
(d)    Except as set forth on the Intellectual Property Schedule, (i) neither the Company nor any of its Subsidiaries is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person and (ii) no employee, officer, director, agent, consultant or outside contractor of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of performance of his or her duties as an employee, officer, director, agent, consultant or outside contractor of the Company or any of its Subsidiaries.
(e)    Except as set forth on the Intellectual Property Schedule, to the Company’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating the Company Intellectual Property that is owned by the Company or any of its Subsidiaries (“Owned Intellectual Property” ).
(f)    Except as set forth on the Intellectual Property Schedule, neither the Company nor any of its Subsidiaries is a party to any action or proceeding by any Person that is currently in force, outstanding or pending alleging any infringement, misappropriation or violation of the Intellectual Property of any other Person, or that contests the validity, enforceability, use or ownership of any of the Owned Intellectual Property.
(g)    No current or former employee, officer or director, agent, consultant or outside contractor of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Owned Intellectual Property. Except as set forth on the Intellectual Property Schedule, all Owned Intellectual Property was developed by employees, contractors or consultants of the Company or one of its

Subsidiaries who have executed written agreements assigning all such employee’s, contractor’s or consultant’s rights in and to such Owned Intellectual Property to the Company or one of its Subsidiaries.
(h)    Except as set forth on the Intellectual Property Schedule, the Company and each of its Subsidiaries have executed valid written confidentiality and invention assignment contracts with all of their past and present employees, contractors and consultants engaged or retained by the Company or its Subsidiaries who had access to trade secrets of the Company, including any algorithms, or were involved in the development or creation of material Owned Intellectual Property (including Proprietary Software), pursuant to which they have assigned to the Company or one of its Subsidiaries all their rights in and to all Intellectual Property they develop (except in the case of any Intellectual Property developed under engagements with consultants or contractors where the Company or its Subsidiaries intended for such consultants or contractors to own the applicable Intellectual Property) and agreed to hold all trade secrets and confidential and proprietary information of the Company and its Subsidiaries in confidence both during and after their engagement.
(i)    The Intellectual Property Schedule sets forth a correct and complete list of: (i) all software included in the Owned Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as presently conducted (the “Proprietary Software”); (ii) all other software used by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries as presently conducted (other than commercial software that is generally available) (the “Licensed Software”) and (iii) all agreements granting a third party an express license to the Proprietary Software (other than non-exclusive licenses granted pursuant to the Company’s standard customer agreements) or Licensed Software. Except as set forth on the Intellectual Property Schedule, no Person has been granted any right to use any Proprietary Software outside the ordinary course of business. The Company and its Subsidiaries own all right, title and interest in and to the current versions of the material Proprietary Software, without (to the Company’s Knowledge) infringement, misappropriation or other violation of any Intellectual Property or other rights of any other Person. Except as set forth on the Intellectual Property Schedule, all Proprietary Software was developed by employees, contractors or consultants of the Company or its Subsidiaries who have executed enforceable, written agreements assigning all such employee’s, contractor’s or consultant’s right, title and interest in and to the Proprietary Software to the Company or one of its Subsidiaries. Except as set forth on the Intellectual Property Schedule, the source code for all Proprietary Software is and has always been maintained in confidence and has not been disclosed to any Person except on an as‑needed and confidential basis to employees, contractors or consultants of the Company and its Subsidiaries in connection with their work on the source code.
(j)    The Company and its Subsidiaries have implemented security measures that are commercially reasonable in the industry in which the Company and its Subsidiaries operate to protect the secrecy of all the trade secrets and confidential information that they own or use. Except as set forth on the Intellectual Property Schedule, to the Company’s Knowledge, (i) there has been no misappropriation of any material trade secret or other material confidential information of the Company or any of its Subsidiaries by any Person,

and (ii) no material confidential information of the Company or any of its Subsidiaries has been disclosed to any third party who has not executed a written agreement containing provisions governing disclosure of confidential information.
(k)    The information technology systems of the Company and its Subsidiaries, including the relevant software and hardware, are reasonably secure against intrusion and have not suffered any material failure or, to the Company’s Knowledge, any security breach, within the past two years. To the Company’s Knowledge, none of the material Proprietary Software includes any timer, clock, counter, virus or other limiting design, routine or instructions: (i) which have destructive capabilities; (ii) which could cause the Proprietary Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the manner for which it was designed; or (iii) which would render any hardware or software inoperable.
(l)    Except as set forth on the Intellectual Property Schedule, the Company has not incorporated Open Source Software into the current versions of the Company’s material Proprietary Software in a manner that would, under the relevant Open Source Software license, require any of the Company’s proprietary source code for its Proprietary Software to be disclosed to any third party or licensed to third parties under the terms of an Open Source Software license.
5.11    Litigation. Except as set forth on the Litigation Schedule, there are no (i) claims, inquiries, investigations, actions, suits, charges, complaints, labor disputes, arbitrations or proceedings (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, or before any arbitrator of any nature, brought by or against the Company or any of its Subsidiaries or any of their respective officers, directors, members, managers, limited partners, employees, agents or Affiliates, its business, properties, employees or any of the rights of the Company or the transactions contemplated by the Transaction Documents (including any pending or threatened Action involving the facts underlying the SEC Order), or (ii) injunctions, orders, decrees, awards or judgments issued by any Governmental Entity, to which the Company or any of its Subsidiaries is subject. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or Governmental Entity.
5.12    Governmental Consents, etc. Except for the applicable requirements of the (a) HSR Act, (b) Exchange Act, (c) rules of FINRA (including, for the avoidance of doubt, any consent of FINRA to the change of control of the Company Broker‑Dealers pursuant to NASD Rule 1017) or (d) as set forth on the Governmental Consents Schedule, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or Self‑Regulatory Authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.
5.13    Employee Benefit Plans.
(a)    Section (a) of the Employee Benefits Schedule lists each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, incentive, equity or equity‑based compensation, deferred compensation, employment, change‑of‑control, fringe benefit, termination, severance, stock purchase, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, or life insurance plans, programs, agreements or arrangements, in each case maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute for current or former employees of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability, other than any plan, program, agreement or arrangement that is maintained by, or to which contributions are mandated by, any Governmental Entity with respect to employees in jurisdictions other than the United States (the “Plans”), separately identifying the Plans that cover employees in the United States (a “U.S. Plan”) and the Plans that cover employees in each jurisdiction other than the United States (the “Foreign Plans”). Except as set forth on the Employee Benefits Schedule, none of the Plans provide for post‑employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or other applicable Law and at the expense of the participant or the participant’s beneficiary. Each Plan is maintained exclusively for the benefit of employees of the Company and its Subsidiaries. Each U.S. Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is in the form of a prototype plan with respect to which the IRS has issued a favorable opinion letter and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust or disqualify the plan as a prototype plan or that have resulted in the imposition on the Company or any of its Subsidiaries of any material liability, penalty or tax under ERISA or the Code. The Plans comply in all material respects and have been funded, maintained, established and administered in all material respects in accordance with their terms and in compliance with the applicable requirements of the Code and ERISA and other applicable Law.
(b)    With respect to the Plans, (i) all contributions and premium payments required to have been made by the Company or any of its Subsidiaries have been timely made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Company’s Knowledge, threatened that would result in liability to the Company or any of its Subsidiaries, other than routine claims for benefits and (iii) there have been no non‑exempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) that would reasonably be expected to result in a material Tax, penalty or other liability to the Company or any of its Subsidiaries.
(c)    The Company and each of its Subsidiaries are in material compliance with Section 409A of the Code and the applicable rules and regulations promulgated thereunder, and each Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code is and has been in documentary and operational compliance with Section 409A of the Code.

(d)    Section (d) of the Employee Benefits Schedule sets forth a true and correct description of the document(s) provided to the Purchaser that sets forth a true and complete list of: (i) each participant in the Deferred Compensation Plan; (ii) whether such participant is a current or former Company Service Provider; (iii) such participant’s total account balance as of February 28, 2017 (separately quantifying such participant’s deferrals by year and notional earnings thereon); (iv) the vesting or payment schedule thereof by amount; and (v) any beneficiary designations related thereto. Except as set forth in the document provided to the Purchaser and described in Section (d) of the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has any Liability for deferred compensation obligations to current or former Company Service Providers under the Deferred Compensation Plan or otherwise
(e)    The Company has furnished to the Purchaser, or provided the Purchaser with access to, the most recent copies of the following documents (as applicable): (i) with respect to each Plan, the current plan documents, including the current trust agreement (if any), any insurance contracts and all amendments thereto, or if such Plan is unwritten, a written summary of its material terms, and (ii) with respect to each U.S. Plan, (A) the current summary plan description and any summaries of material modifications related thereto, (B) the most recent determination letter received from the IRS, (C) the most recent financial statements for such Plan, if any, (D) the most recent actuarial valuation report, if any, (E) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year and (F) the most recent written results of all compliance testing required pursuant to Sections 125, 401(k), 401(m), 410(b), 415, and 416 of the Code.
(f)    Except as set forth on Section (f) of the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has any Liability with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA and subject to ERISA), “multiemployer plan” (as defined in Section 3(37) of ERISA and subject to ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of the Code, and none of the Company and its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any such plan nor does the Company or any of its Subsidiaries have any liability with respect to any such plan on account of being considered a single employer under Section 414 of the Code with any other Person. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liabilities to the Company or its Subsidiaries including on account of being considered a single employer under Section 414 of the Code with any other Person (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, or (iii) under Sections 412, 430 or 4971 of the Code. The Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(g)    Except as set forth on Section (g) of the Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries,

(ii) increase any benefits under any Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Plan or (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, terminate or receive a reversion of assets from any Plan or related trust.
(h)    Neither the Company nor any of its Subsidiaries is a party to any agreement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any of its Subsidiaries to be non‑deductible (in whole or in part) under Section 280G of the Code. No Plan provides for the gross‑up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(i)    All Foreign Plans (i) have been maintained in all material respects in accordance with all applicable Law; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment in all material respects; and (iii) if they are intended to be fully funded and/or book‑reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
5.14    Insurance. The Insurance Schedule lists each insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy and each such insurance policy is in full force and effect. The Company and its Subsidiaries are in all material respects insured against such risks and in such amounts as required by applicable Law or as the Company has reasonably determined to be commercially reasonable in light of the business of the Company and its Subsidiaries. None of the Company or its Subsidiaries has received notice of (a) any cancellation or, to the Company’s Knowledge, threat of cancellation of such insurance or (b) “clawback” or threat of any “clawback” on any amounts previously paid. None of the Company or its Subsidiaries has been denied insurance or suffered the cancellation of any insurance during the last two years. All owed premiums have been paid and there have been no gaps in coverage over the past five years on any insurance policy of the Company or its Subsidiaries.
5.15    Compliance with Laws. Except as otherwise set forth on the Compliance with Laws Schedule:
(a)    The operations of the businesses of the Company and its Subsidiaries are and, during the past five (5) years have been, in compliance in all material respects with all applicable Laws. Each of the Company and any of its Subsidiaries, and each employee or Associated Person of the Company and any of its Subsidiaries that is required under applicable Law, in order to conduct their business as it is now conducted, to be registered, licensed or qualified with any Governmental Entity is so registered, licensed or qualified, and such registrations, licenses or qualifications are and, since January 1, 2013 have been, in full force and effect since the date any such registration was initially required. There is no investigation or inquiry that has been initiated since January 1, 2015 and would reasonably be expected to result in a disciplinary or enforcement action, proceeding or disciplinary action currently pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries by a Governmental Entity. Neither the Company nor any of its Subsidiaries

(i) has received written notice from any Governmental Entity (1) of any material violation of any such Law or (2) since January 1, 2015 that alleges any conduct by the Company or its Subsidiaries that would reasonably be expected to require the filing of a disclosure reporting page with respect to Item 11 of the Form BD of any Subsidiary of the Company, or (ii) is in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity, (1) applicable to any of its assets, properties or operations relating to the business or affairs of the Company, any of its Subsidiaries or the transactions contemplated hereby or (2) that would reasonably be expected to require the filing of a disclosure reporting page with respect to Item 11 of the Form BD of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has engaged in a nonexempt “prohibited transaction” (as such term is defined in ERISA or Section 4975 of the Code) with respect to the operations of the businesses of the Company and its Subsidiaries during the past six (6) years.
(b)    Each of the Company Broker‑Dealers is, and since January 1, 2013 has been, duly registered as a broker‑dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required.  Since January 1, 2013, neither the Company nor any of its Subsidiaries, other than the Company Broker‑Dealers, is or has been required to be registered as a broker‑dealer. Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries is or has been required to be registered as an investment adviser, municipal advisor, municipal securities dealer, government securities dealer or government securities broker,  investment company, insurance company, real estate broker or transfer agent in any jurisdiction or with any exchange or Self-Regulatory Authority, and (ii) neither the Company nor any of its Subsidiaries has been required to be registered as a futures commission merchant, introducing broker, commodity pool operator or commodity trading advisor, in each case in order to conduct the business currently conducted by the such Persons. Each of the Company Broker-Dealers is a member of FINRA and each other exchange or Self-Regulatory Authority in which such Company Broker-Dealer’s membership is required in order to conduct its business as now conducted.
(c)    Each of the Company Broker‑Dealers has made available to the Purchaser an accurate and complete copy of its Form BD as most recently filed with the SEC, its membership agreement (if any) with FINRA and each other exchange or Self‑Regulatory Authority of which it is a member, as applicable, and all state registration forms, each as amended through the date of this Agreement.  The information contained in each such form or agreement was accurate and complete in all material respects at the time of filing and no material deficiencies have been asserted in writing by any Governmental Entity with respect to such filing.  Each of the Company Broker‑Dealers has made all amendments to such Forms BD as required under applicable Law. Except as set forth on the Form BD of the Company Broker-Dealers, the Company Broker-Dealers have not and do not reasonably expect to incur any material liability with respect to pending regulatory Actions. Nothing in the immediately preceding sentence withstanding, the Company Broker-Dealers have (i) satisfied all liabilities outstanding as of the date hereof or (ii) have not incurred any liability and do not reasonably expect to incur any liability, in each case with respect to the matters disclosed in Form BD and the amendments thereto for the Company Broker-Dealers, including the pending action by the Massachusetts Securities Division of the Office

of the Secretary of the Commonwealth relating to foreign exchange services and the completed action by the U.K. Financial Conduct Authority alleging that The Bank of New York Mellon, London Branch and other entities failed to comply with certain rules set forth in the U.K. Client Assets Sourcebook.
(d)    No Company Broker‑Dealer nor, to the Knowledge of the Company, any of their Associated Persons is subject to a “statutory disqualification” (as such term is defined in the Exchange Act) or subject to a disqualification which would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Company Broker‑Dealer as a broker‑dealer, municipal securities dealer, government securities broker or government securities dealer under Sections 15, 15B or 15C of the Exchange Act.  There is no Action pending with respect to the Company Broker-Dealers or, to the Knowledge of the Company, pending with respect to any of their Associated Persons or threatened in writing that would reasonably be expected to result in any Company Broker‑Dealer or any of its Associated Persons becoming ineligible to act in such capacity.
(e)    Except as disclosed on such Company Broker‑Dealer’s Form BD, as amended, or the Forms U‑4 of its Associated Persons, in the three years prior to the date hereof, no Company Broker‑Dealer nor, to the Knowledge of the Company, any of their Associated Persons, has been the subject of any Action before any Governmental Entity that would be required to be disclosed on Form BD or Form U‑4 and is not so disclosed on such Form BD or Form U‑4, as applicable, and no such Action is pending with respect to the Company Broker-Dealers or, to the Knowledge of the Company, pending with respect to any of their Associated Persons or threatened against the Company Broker-Dealers or their Associated Persons.  Except as disclosed on Form BD or Form U‑4, as applicable, or any amendment thereto, no Company Broker‑Dealer nor, to the Knowledge of the Company, any of their Associated Persons has been permanently enjoined from engaging in or continuing any conduct or practice in connection with any activity relating to the purchase or sale of any security.
(f)    As measured as of the last day of the month ending immediately preceding the date hereof, each of the Company Broker‑Dealers had net capital (as defined in Rule 15c3‑1 under the Exchange Act) that (i) satisfies the minimum net capital requirements of the Exchange Act and the Laws of any jurisdiction in which such Company Broker‑Dealer conducts business and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a‑11 under the Exchange Act.
(g)    Each of the Company, the Company Broker-Dealers and, to the Knowledge of the Company, every Associated Person of the Company or the Company Broker-Dealers are not ineligible pursuant to Section 203(e) or (f) of the Advisers Act to act as an investment adviser or as a person associated with a registered investment adviser (within the meaning of the Advisers Act).  There is no Action pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in any of the Company, the Company Broker-Dealers or any of their Associated Persons becoming ineligible to act in such capacity.

(h)    Since January 31, 2013, the Company and each of the Company Broker‑Dealers have filed all material registrations, reports, registrations and statements, together with any amendments required to be made with respect thereto, as required to be filed under any applicable Law, with any applicable Governmental Entity (collectively, the “Company Regulatory Reports”).  As of their respective dates, (i) each Company Regulatory Report complied in all material respects with applicable Law and (ii) no Company Regulatory Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(i)    To the Knowledge of the Company, (i) none of the Company Broker‑Dealers is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material license or permit to which it is a party, to which its business is subject or by which its properties or assets are bound and (ii) there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation.  None of the Company Broker‑Dealers has received, since January 31, 2013, any notification or written communication (or, to the Knowledge of the Company, any other communication) from any Governmental Entity (i) asserting non‑compliance with any applicable Law or (ii) threatening to revoke any material license or permit (nor, to the Knowledge of the Company, do any grounds exist which would be reasonably likely to result in any of the foregoing).
(j)    Each of the Company Broker‑Dealers has adopted and implemented written policies and procedures that are reasonably designed to prevent and detect any material violations under applicable securities, commodities or other investment‑related or trading‑related laws, as required by the SEC, FINRA and any other applicable Governmental Entity.  Except as set forth in any Company Broker-Dealer’s annual or other periodic reviews conducted by Protiviti Inc., the Bank of New York Mellon Compliance Department and Governmental Entities made available to the Purchaser, no Company Broker‑Dealer nor, to the Knowledge of the Company, any of their Associated Persons is, or since January 1, 2013 has been, in material violation of such policies and procedures as applicable to them. Since January 1, 2013, there has been no noncompliance by any Company Broker-Dealers or any of their Associated Persons with such policies and procedures, except for such matters that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(k)    None of the Company nor any of its Subsidiaries nor any of the persons as specified in Section 506(d) of Regulation D under the Securities Act with respect to the Company or its Subsidiaries are subject to any of the disqualifying events listed in Section 506 of Regulation D under the Securities Act (a “Disqualifying Event”), and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or Action pending against any such Person that would reasonably be expected to result in a Disqualifying Event.

(l)    Prior to the date hereof, the Company has provided the Purchaser with all material notices, letters and other correspondence received by the Company or any of its Subsidiaries from a Governmental Entity during the past two (2) years that relate to regulatory investigations or examinations by a Governmental Entity, as well as all material responses of the Company and its Subsidiaries thereto, and each of such responses is accurate and complete in all material respects after giving effect to all subsequent responses of the Company and its Subsidiaries.
5.16    Environmental Matters. The Company and its Subsidiaries are, and for the past five years have been, in material compliance with all Environmental Laws. The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required by Environmental Laws for their operations. The Company and its Subsidiaries are in material compliance with all terms and conditions of permits, licenses and authorizations required by Environmental Laws or any written notice or demand letter issued, entered, promulgated or approved thereunder. Neither the Company nor any of its Subsidiaries has received, within the two years prior to the date hereof, any written notice of material violations of or material Liabilities arising under Environmental Laws where the subject of such notice is unresolved. To the Company’s Knowledge, there are no current conditions relating to the operations of the Company or its Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring material Liabilities under Environmental Laws.
5.17    Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule and actions related to the LiquidPoint Transaction, other than pursuant to an employment agreement with an employee of the Company or its Subsidiaries, any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business or any inter-company expense-sharing agreements among the Subsidiaries of the Company, none of the Seller or any of its officers, directors, members, managers or Affiliates (or employee, officer, director, partner, member, manager or shareholder of any such Person) or, to the Company’s Knowledge, any individual in any such Person’s immediate family, is a party to any agreement, contract, commitment or transaction (whether written or unwritten) with the Company or any of its Subsidiaries, or has any interest in any property used by the Company or its Subsidiaries. No Affiliate of the Company, its Subsidiaries or the Seller owns or has any rights in or to any of the material assets, properties or rights used by the Company or its Subsidiaries in the ordinary course of its businesses.
5.18    Employees.
(a)    Section (a) of the Employees Schedule sets forth a description of the document provided or made available to the Purchaser that sets forth a true and complete list (the “Employee Census”) of all current employees, officers, directors, independent contractors, consultants and interns of the Company and its Subsidiaries as of the date hereof (collectively, the “Company Service Providers”), including, as applicable for each Company Service Provider: (i) corporate and functional title(s), (ii) date of hire, (iii) work location, (iv) employing entity, (v) whether such Person is on a leave of absence (and, if so, the reason for such leave of absence), (vi) FLSA status (exempt or nonexempt), (vii) full‑/part‑time status, (viii) visa status (if applicable), (ix) current base compensation or wage rate, (x) commission, incentive and other bonus compensation paid for fiscal year 2016 and year-

to-date accrual, (xi) commission, incentive or other bonus compensation attributable to 2016, but not yet paid and (xii) vacation or other paid time off accrual. No key employee or officer or group of key employees or officers has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally of any plan or intention to terminate his, her or their employment or service with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment or service of any key employee or officer.
(b)    Except as set forth on Section (b) of the Employees Schedule, neither the Company nor any of its Subsidiaries has experienced any strike, walk‑out, lock‑out, material grievance or unfair labor practice charge or complaint, or other material labor dispute within the past three years. Except as set forth on Section (b) of the Employees Schedule, to the Knowledge of the Company, no union organizing activities are underway or threatened with respect to employees of either the Company or any of its Subsidiaries and no such activities have occurred within the past three years. Except as set forth on Section (b) of the Employees Schedule, neither the Company nor any of its Subsidiaries is in receipt of any written notification or allegation of any material labor or employment dispute with respect to employees of either the Company or its Subsidiaries. Except as set forth on Section (b) of the Employees Schedule, no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.
(c)    The Company and each of its Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with all applicable Laws relating to the hiring and employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, harassment, retaliation, whistleblower statutes, immigration (including the employment of foreign citizens and requirements of Form I-9), civil rights, safety and health, workers’ compensation, pay equity, leaves of absence (including the federal Family and Medical Leave Act of 1993, as amended, and state and local family, medical and paid sick leave Laws), classification of employees, independent contractors and other service providers (including the FLSA), record retention, employment-related notices, pay statements, and the collection and payment of withholding and/or social security Taxes. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have maintained accurate and up-to-date records and personnel files for all Company Service Providers, which files include any executed offer letters, employment agreements, and any other compensation guarantees to Company Service Providers. The Company will deliver true and correct originals or copies of all Company Service Provider records, notices and personnel files to the Purchaser. No Company Service Provider has, since January 1, 2013, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.
(d)    Except as set forth on Section (d) of the Employees Schedule, within the past three years, neither the Company nor any of its Subsidiaries have implemented any employee layoffs requiring notice to affected employees under the federal Worker Adjustment and Retraining Notification Act or any similar Law (collectively, the “WARN Act”).

(e)    Except as set forth on Section (e) of the Employees Schedule, neither the Company nor any of its Subsidiaries employs as an employee or engages as a consultant or other service provider any family member of any of the employees, officers, directors, managers or members of the Company or any of its Subsidiaries.
(f)    Any individual who performs or performed services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee of the Company or any of its Subsidiaries under applicable Laws or for any purpose, including for Tax withholding purposes, or Plan purposes, and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) by reason of any individual who performs or performed services for the Company or any of its Subsidiaries, as an independent contractor, being improperly excluded from participating in any Plans.
(g)    Except as set forth on Section (g) of the Employees Schedule, there are no internal complaints to management or the human resources function of the Company or any of its Subsidiaries or investigations within the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened relating to complaints of discrimination, harassment, misclassification, workplace conditions, safety and health or wages and hours by or with respect to any current or former Company Service Provider.
5.19    Customers. The attached Customer Schedule lists the 75 largest customers of the Company and its Subsidiaries (determined on a consolidated basis based on the amount of Net Revenues received) for each of the fiscal years ended December 31, 2015 and 2016 and sets forth opposite the name of each such customer the percentage of consolidated Net Revenues attributable to such customer. The customers listed on the attached Customer Schedule are referred to herein as the “Top Customers.” Since the date of the Latest Balance Sheet, to the Company’s Knowledge, the Company has not received any notice or other indication from any of the Top Customers to the effect that such Top Customer intends to stop, materially reduce the level of, or modify the terms of, its business with the Company and its Subsidiaries or otherwise not fulfill its obligations under its agreements with the Company or its Subsidiaries in any material respect. The Company and its Subsidiaries are not involved in any material disputes with any Top Customer.
5.20    Foreign Corrupt Practices Act and Anti‑Corruption Laws.
(a)    Neither the Company nor any of its Subsidiaries, Affiliates, officers, directors, employees or manager, nor, to the Knowledge of the Company, any member, shareholder, or owner (whether direct, indirect, or beneficial) of the foregoing and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries or Affiliates, has in the last five years, directly or indirectly:  (i) made or caused to be made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to the Company’s business; (ii) made or offered or caused to be made or offered any unlawful payment, loan or transfer of anything of value, including any unlawful reward, advantage or benefit of any kind, to or for the benefit of any Government Official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government‑owned enterprise or institution

(including any government hospitals or academic institutions) to obtain or retain business or to secure an improper advantage, including any unlawful payment made to expedite or secure the performance of acts of a routine nature; (iii) violated or caused to be violated any provision of the Corruption of Foreign Public Officials Act, the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act, the U.K. Bribery Act  2010, or any other applicable anti‑corruption Law (collectively, “Anti‑Corruption Laws”); (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) made or proposed to make any unlawful bribe, payoff, influence payment, kickback, rebate, or other similar unlawful payment of any nature; (vi) taken or caused to be taken any action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of any anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage; (vii) offered, promised, or given anything of value to a customer of the Company or any of its Subsidiaries to induce or reward the improper performance of such customer’s function or the breach of a duty owed by such customer to his or her employer; or (viii) served as a Government Official; (ix) received any written notice, written request or written citation from any Person alleging noncompliance with any Anti‑Corruption Laws; or (x) to the Knowledge of the Company, received any oral notice, oral request or oral citation from any Person alleging noncompliance with any Anti‑Corruption Law, nor have there been any allegations, investigations (formal or informal), inquiries, actions, charges, or proceedings with regard to any violation or potential violation of the Anti-Corruption Laws.
(b)    In the last five years, none of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any officer or director or agent acting on behalf of any of them, has (i) been or is designated as a restricted party on any list of any U.S. Governmental Entity related to economic sanctions and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re‑exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.
5.21    Anti‑Money Laundering Laws. Except as set forth on Schedule 5.21, in the last five years, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any officer or director or agent acting on behalf of any of them, (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting

Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti‑Money Laundering Laws”), (b) has received written notice that it is under investigation by any Governmental Entity for possible violation of Anti‑Money Laundering Laws, (c) has been assessed civil penalties under any Anti‑Money Laundering Laws, and (d) has had any of its funds seized or forfeited in an action under any Anti‑Money Laundering Laws.
5.22    Regulatory. The Company and each of its Subsidiaries has sufficient Regulatory Working Capital to satisfy the greater of (a) any requirement that the Company is subject to by any Governmental Entity or Self‑Regulatory Authority having jurisdiction over the Company, (b) any requirement under any existing credit facility and (c) the amount of Regulatory Working Capital necessary to operate its business in the ordinary course consistent with past practice.
5.23    Licenses, Permits and Registrations.
(a)    The Licenses Schedule contains a complete listing and summary description of all material permits, licenses, franchises, certificates, orders, approvals, registrations, and other authorizations of Governmental Entities or other similar rights (collectively, the “Licenses”) owned or possessed by the Company or its Subsidiaries or used by the Company or its Subsidiaries in the conduct of their businesses. Except as indicated on the Licenses Schedule, the Company or its Subsidiaries owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its businesses as presently conducted. The Company and each of its Subsidiaries has not violated in any material respect the terms of any Licenses. No loss or expiration of any License is pending or, to the Company’s Knowledge, threatened, or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.
(b)    The Governmental Consents Schedule contains a complete listing and summary description of all notifications, consents or amendments to the Company’s and its Subsidiaries’ Licenses required by Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement.
(c)    Except as set forth on the Licenses Schedule, each of the Company’s Subsidiaries that is listed on the Licenses Schedule is registered with the Securities and Exchange Commission (the “SEC”) and a member in good standing of FINRA and each other Self‑Regulatory Authority where the conduct of its business requires such membership. No filings of the Company’s Subsidiaries with any Governmental Entity contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.24    Sufficiency of Assets. At the Closing, the Company and its Subsidiaries will own or have the right to use, all of the assets, interests in property and rights that are used and reasonably necessary to conduct in all material respects the business of the Company as it is conducted as of the date hereof and as of immediately prior to Closing.

5.25    Brokerage. Except for fees and expenses of the Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Company or any of its Subsidiaries would be liable following the Closing.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that the statements in this Article VI are correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedules.
6.01    Organization and Entity Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.
6.02    Authorization. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
6.03    Title to Units. The Seller is the sole lawful record and beneficial owner of the Units, and will deliver to the Purchaser at the Closing the Units free and clear of all Liens.
6.04    No Violation. Except as set forth on the Seller Authorization Schedule or as would not prevent or otherwise materially delay the consummation of the transactions contemplated hereby, the Seller is not subject to or obligated under its certificate of organization, limited partnership agreement, any applicable Law, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
6.05    Governmental Consents. Except for the applicable requirements of the HSR Act and as otherwise set forth on Schedule 4.01(d), the Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 6.05, no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.06    Litigation. There are no Actions pending or, to the Seller’s knowledge, threatened, at law or in equity, or before or by any court or Governmental Entity, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, members, managers, partners, employees, agents or Affiliates, involving or relating to the Company or any of its Subsidiaries, its business, properties, employees or any of the rights of the Company or the transactions contemplated by the Transaction Documents (including any pending or threatened Action involving the facts underlying the SEC Order).
6.07    Brokerage. Except as set forth in the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.
6.08    Investment Representation. The Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Seller acknowledges that it is informed as to the risks of the ownership of Class A Common Stock issued as Stock Consideration as contemplated hereby and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. The Seller has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the issuance of the Class A Common Stock.
6.09    Restricted Securities. The Seller understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that such shares of Class A Common Stock are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Seller must hold the shares of Class A Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Parent has no obligation to register or qualify the shares of Class A Common Stock for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Class A Common Stock, and on requirements relating to the Purchaser which are outside of the Seller’s control, which Parent is under no obligation and may not be able to satisfy.
6.10    Resale of Shares.
(a)    The Seller understands that it may not sell or otherwise transfer any shares of Class A Common Stock issued as Stock Consideration, except in connection with a change in control of Parent, pursuant to an effective registration under the Securities Act, or in a transaction which, in the opinion of counsel reasonably satisfactory to Parent or the Seller, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder; provided, however, that no opinion of counsel will be required if the sale or transfer of such shares is pursuant to Rule 144 promulgated under the Securities

Act (or any other similar rule or regulation of the SEC that may at any time permit Parent to sell its securities to the public without registration but excluding Rule 144A promulgated under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time) (“Rule 144”).
(b)    Certificate Legend. The certificates evidencing the shares of Class A Common Stock issued as Stock Consideration will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller and the Company that the statements in this Article VII are correct as of the date of this Agreement.
7.01    Organization and Organizational Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
7.02    Issuance. All of the shares of Class A Common Stock to be issued to the Seller pursuant to this Agreement will be, upon issuance, validly issued, fully paid and nonassessable.
7.03    Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.
7.04    No Violation. Except as would not prevent or otherwise materially delay the consummation of the transactions contemplated hereby, the Purchaser is not subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable Law (assuming satisfaction of the conditions in Section 4.01(c)), or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
7.05    Governmental Consents. Except for the applicable requirements of the HSR Act or any other applicable Antitrust Laws and as set forth on Schedule 4.01(d), the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.01(c) or Schedule 7.05, no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
7.06    Litigation. There are no Actions pending or, to the Purchaser’s Knowledge, threatened, at law or in equity, or before or by any court or Governmental Entity, or before any arbitrator of any nature, brought by or against the Purchaser, or any of its officers, directors, members, managers, partners, employees, agents or Affiliates which would adversely affect the Purchaser’s performance of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity.
7.07    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Company, the Seller or any of their respective Affiliates would be liable following the Closing.
7.08    Investment Representation. The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. The Purchaser acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
7.09    Financing. The Purchaser will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

ARTICLE VIII

COVENANTS OF THE COMPANY
8.01    Conduct of the Business.
(a)    From the date hereof until the Closing Date, the Company shall (i) conduct its business and the businesses of its Subsidiaries in the ordinary course of business, except as otherwise contemplated by this Agreement, as set forth on the Conduct of Business Schedule or with respect to actions required in connection with the LiquidPoint Transaction, or as consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), (ii) use reasonable best efforts to preserve the Company’s and its Subsidiaries’ existing business relationships with employees, vendors, suppliers, customers, Governmental Entities and others having business dealings with the Company and its Subsidiaries, (iii) use reasonable best efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice, (iv) keep its books of account, files and records in the ordinary course and in accordance with present practice and (v) use reasonable best efforts to keep available the services of its present officers and key employees; provided that, notwithstanding the foregoing, (i) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 8.01 shall be deemed a breach of this Section 8.01(a), unless such action would constitute a breach of one or more of such other provisions, and (ii) the Company and its Subsidiaries’ failure to take any action prohibited by Section 8.01(b) shall not be a breach of this Section 8.01(a).
(b)    From the date hereof until the Closing Date, except as otherwise specifically required by this Agreement, consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed) or as required by Law or as set forth on the Conduct of Business Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
(i)    borrow any amount, other than (A) from any Subsidiary of the Company, (B) Indebtedness incurred in the ordinary course of business under any revolving or other credit facility (including, for the avoidance of doubt, for clearing, settlement or margin purposes) entered into prior to the date of this Agreement or (C) in the case of the Company Broker‑Dealers, in the ordinary course of business consistent with past practice after the date of this Agreement in order to support the operation of the business of the Company Broker‑Dealers;
(ii)    declare, set aside, pay or effect any distribution of assets (including, distributions of cash, property and other similar in‑kind distributions) with respect to its equity securities or repurchase any of its equity securities, other than cash dividends made by any wholly‑owned Subsidiary of the Company to the Company or to one of its wholly‑owned Subsidiaries;
(iii)    enter into a new agreement that would have been required to be listed on the Contracts Schedule if it had been entered into as of the date of this Agreement,

or amend in a material manner or terminate any agreement listed on the Contracts Schedule;
(iv)    issue, sell or deliver any units or shares of its or its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities or alter in any way any of its outstanding units or securities or make any change in outstanding securities or its capitalization;
(v)    increase the compensation, incentive arrangements, or other benefits to any officer or employee of the Company or its Subsidiaries or become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Plan or any arrangement that would be a Plan if in effect on the date hereof;
(vi)    promote or change the title of any Company Service Provider (retroactively or otherwise) or hire or make an offer to hire any new Company Service Provider;
(vii)    terminate the employment or service of any Company Service Provider other than (A) as required under this Agreement or (B) for insubordination, misconduct or other acts or omissions constituting “cause”;
(viii)    effect any recapitalization, reclassification, corporate reorganization, equity dividend, split or like change in its capitalization or equity interests;
(ix)    amend its or its Subsidiaries’ certificate or articles of formation or incorporation (or similar organizational documents);
(x)    make any redemption or purchase of any units or shares of its or its Subsidiaries’ equity securities;
(xi)    sell, assign, transfer, dispose of, lease, license, mortgage, pledge or encumber any material portion of its tangible assets, except in the ordinary course of business or pursuant to any agreement set forth on the Contracts Schedule;
(xii)    sell, assign, convey, license or otherwise transfer any of the Owned Intellectual Property, except in the ordinary course of business consistent with past practice;
(xiii)    acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;
(xiv)    make any investment in, or any loan to, any other Person, except in the ordinary course of business consistent with past practice or pursuant to any agreement set forth on the Contracts Schedule;

(xv)    (A) make or commit to make any capital expenditure, other than ordinary repairs, of any of its tangible assets except for capital expenditures or commitments in the ordinary course of business consistent with past practice or (B) fail to make any planned capital expenditure or repair of any of its tangible assets that is necessary or advisable to maintain such assets in good working order and repair, or, unless contemplated in the Company’s current annual budget set forth on Schedule 8.01(b)(xv), commit to making any capital expenditure in any post‑Closing period in an amount in excess of $500,000;
(xvi)    other than in the ordinary course of business consistent with past practice, modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to (A) any agreement set forth on the Contracts Schedule, or enter into any contract which, if entered into prior to the date hereof, would be required to be set forth on the Contracts Schedule or (B) any existing insurance policies (or comparable insurance);
(xvii)    except with respect to Subsidiaries of the Company in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise agree to become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(xviii)    make any loan to, or enter into any other transaction with, any of its directors, officers, or employees except for payments of cash bonuses pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule;
(xix)    except as may be required as a result of a change in Law or in GAAP, change any method of accounting or accounting principle, method, estimate or practice;
(xx)     settle or compromise any litigation or other legal proceeding against the Company or any of its Subsidiaries other than settlements or compromises where the amounts paid by the Company or any of its Subsidiaries in the aggregate pursuant to such settlements or compromises do not exceed $100,000 individually or $500,000 in the aggregate and are paid in cash before Closing such that the impact thereof is fully reflected in the calculation of the Closing Consideration; provided, that the foregoing shall not permit the Company or any of its Subsidiaries to settle any litigation or other legal proceeding that would (A) impose restrictions or changes on the business or operations of the Company or any of its Affiliates or (B) reasonably be expected to impose restrictions or changes on the business or operations of the Purchaser, each of which shall be prohibited under this Section 8.01(b);
(xxi)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xxii)    permit its Regulatory Working Capital to fall below levels sufficient to (A) comply with all applicable Laws or (B) conduct the volume of business it currently conducts;
(xxiii)    take any action or commit to take any action that would require the filing of an application with FINRA under Rule 1017, other than the transaction contemplated by this Agreement;
(xxiv)    make, change, revoke or enter into any material Tax election or agreement, change any method of accounting or change any accounting period, extend the statute of limitations for Tax items, amend any income or other material Tax Return, surrender any right to claim a Tax refund or settle or compromise any material claim for Taxes; or
(xxv)    enter into any agreement or understanding or commit to do or authorize any of the foregoing.
8.02    Access. Subject to Section 9.06, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, Company Service Providers, customers, suppliers, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) the manner and form of such contact shall be mutually agreed to by the Seller and the Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed) working together in good faith to preserve the Company’s and its Subsidiaries’ existing business relationships with such Persons in all material respects, (c) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), or (iii) be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. The Purchaser acknowledges that Purchaser is and remains bound by the Confidentiality Agreement, between the Company and the Parent dated December 16, 2015 and amended as of December 27, 2016 (the “Confidentiality Agreement”). The provision of any information pursuant to this Section 8.02 shall not expand the remedies available hereunder to the Purchaser or its Affiliates under this Agreement in any manner. The information provided pursuant to this Section 8.02 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.
8.03    Regulatory Filings and Notice. The Company shall promptly make or cause to be made all registrations, filings and submissions required to be made or effected by it under any Laws or regulations applicable to the Company and its Subsidiaries (and (i) in the case of filing under the HSR Act, within twelve Business Days after the date hereof and (ii) in the case of any filing pursuant to a non-U.S. Law, within 20 Business Days) and to provide any notices required to be given to any Governmental Entities or any exchange or clearinghouse, including those listed on Schedule 4.01(d), and to use its reasonable best efforts to cause to be taken, on a timely basis, all other actions as may be necessary or reasonably required in connection with the foregoing. With respect to each application, notice, consent request or other filing with any Governmental Entity referenced in Schedule 4.01(d), the Company shall provide the Purchaser with all information reasonably necessary for the preparation of such applications, notifications, consent requests and filings on a timely basis, and shall use its reasonable best efforts to prosecute the applications for such approvals diligently and in good faith. The Company shall take such actions as may be necessary or reasonably required in connection with such applications, including the furnishing to any applicable Governmental Entities of any documents, materials or other information requested. In addition, the Company shall (a) comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entity in connection with such filings and (b) make any further filings that may be necessary, proper or advisable in connection with obtaining any consent on Schedule 4.01(d). The Company shall coordinate, assist and reasonably cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with the foregoing, including providing copies of any follow‑up requests or other communications received from or provided to any Governmental Entity.
8.04    Conditions. The Company shall use its reasonable best efforts to cause the conditions set forth in Section 4.01 to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement and to take, or cause to be taken, all reasonable action, and to do, or cause to be done, all things reasonably necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated herein; provided that the Company shall not be required (a) to commence any litigation or arbitration proceeding, (b) to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, or (c) to provide financing or any other accommodation to the Purchaser for the consummation of the transactions contemplated hereby.
8.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company and the Seller shall not, and shall cause each of their respective Affiliates, Subsidiaries, directors, managers, members, stockholders, owners, officers, employees, advisors and representatives not to, (a) take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any agreement or understanding with, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the Units or any merger, sale of all or substantially all of the equity or assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business), (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing, or (c) grant any waiver or release under any standstill or similar agreement with respect to the Company’s or any of its Subsidiaries’ equity interests.

8.06    Cooperation. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company will instruct all third party vendors, auditors, independent accounts and other advisors to the Company and its Subsidiaries to reasonably cooperate with the Purchaser and the Purchaser’s Representatives for purposes of consummating the transactions contemplated hereby and effecting conversions of any systems, platforms, policies or procedures utilized by the Company or their Subsidiaries to different systems, platforms, policies or procedures selected by the Purchaser. The Company will and will cause its representatives to provide all assistance reasonably necessary to assist the Purchaser in providing notices of the transaction prior to Closing to customers of the Company and its Subsidiaries and to third parties, to the extent required by contract or applicable Law or reasonably deemed appropriate by the Purchaser. The cooperation to be provided under this Section 8.06 shall be subject to the limitations set forth in Sections 8.02(a) through (d), inclusive. The manner and form of such contact shall be mutually agreed to by the Seller and the Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed) working together in good faith to preserve the Company’s and its Subsidiaries’ existing business relationships with such Persons in all material respects.
8.07    Notification. From the date hereof until the Closing Date, if the Company, the Seller or GTCR Holdings has knowledge of any matter that may constitute a material breach of their respective representations, warranties, agreements or covenants contained in this Agreement solely applicable, in each case, to the Company, the Seller or GTCR Holdings respectively, then the Company, the Seller or GTCR Holdings shall, as soon as practicable, disclose to the Purchaser in writing such matter.
8.08    Conveyed Seller Assets/Assumed Seller Liabilities. On or prior to the Closing Date, (a) the Seller shall contribute, assign and convey (or shall cause to be contributed, assigned and conveyed) to one or more of the Company or its Subsidiaries (as identified on the Conveyed Seller Assets/Assumed Seller Liabilities Schedule) the assets set forth on the Conveyed Seller Assets/Assumed Seller Liabilities Schedule attached hereto (collectively, the “Conveyed Seller Assets”) and all right, title and interest of the Seller in such Conveyed Seller Assets, and (b) the Company and the Purchaser shall assume and be liable for the payment, performance and discharge of all of the liabilities, guarantees and obligations set forth on the Conveyed Seller Assets/Assumed Seller Liabilities Schedule attached hereto (collectively, the “Assumed Seller Liabilities”). Subject to this Section 8.08, all such Conveyed Seller Assets and Assumed Seller Liabilities shall constitute assets, liabilities and obligations of the Company and its Subsidiaries as of the Closing Date for all purposes herein. The Company and the Purchaser hereby acknowledge that they are obtaining the Conveyed Seller Assets and assuming the Assumed Seller Liabilities and that from and after the Closing, shall pay, discharge and perform all liabilities and obligations related thereto promptly when due and hold the Seller harmless with respect thereto.
8.09    Termination of Seller Agreements. Prior to the Closing Date, the Seller, GTCR Holdings and the Company shall (i) terminate (x) the GTCR Professional Services Agreement and any other agreements between the Company or its Subsidiaries, on the one hand, and the Seller or GTCR Holdings, on the other hand, and (y) any other agreements between the Company or its Subsidiaries, on the one hand, and any of BNYM, the Seller or GTCR Holdings or any of their respective Affiliates, on the other hand, other than any such agreements set forth on the Affiliated Transaction Schedule and (ii) deliver to the Purchaser evidence that the GTCR Professional Services

Agreement (and any other such agreements) has been terminated without any further payments, Liabilities or claims of any kind due, outstanding or continuing after the Closing Date.
8.10    Name Use. Within three months following the Closing, the Seller and GTCR Holdings shall cease, and shall cause each of its controlled Affiliates to cease, using the “ConvergEx,” “Westminster” or any other names and marks owned by the Company or any of its Subsidiaries, and in furtherance of the foregoing shall cause, and shall cause each of its controlled Affiliates, including, but not limited to, ConvergEx Holdings LLC, to amend its respective organizational documents in order to change its name to delete the word “Convergex” or “Westminster,” as applicable. Each of the Seller and GTCR Holdings agrees that all rights in and interests to such name and marks, and all derivatives thereof, are the exclusive property of the Company.
8.11    Non‑Solicit.
(a)    During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, GTCR Holdings shall not and shall not direct any of its Affiliates to, directly or indirectly, solicit, endeavor to entice away from the Purchaser or its Subsidiaries (including for the avoidance of doubt the Company and its Subsidiaries), hire or otherwise directly or indirectly interfere with the relationship of the Purchaser or any of its Subsidiaries (including for the avoidance of doubt the Company and its Subsidiaries), with any employee at the “vice president” or higher level of the Company or any of its Subsidiaries as of the Closing who is involved in the management of the Company or any of its Subsidiaries; provided GTCR Holdings shall not be prohibited from making general solicitations for employment not directed at such Persons or hiring any such Persons responding to any such solicitation.
(b)    GTCR Holdings shall not, and shall direct its respective Affiliates not to, directly or indirectly, (i) provide, or cause to be provided, (A) any client or customer lists (the “Specific Customers”), (B) any confidential pricing information or (C) any confidential structure, technology or methodology information on algorithms, alternative trading systems or order routing, in each case as of the Closing Date of the Company and its Subsidiaries (not including with respect to the LiquidPoint Business) to DFT Holdings, LLC, a Delaware limited liability company, or any of its Subsidiaries (collectively, “Dash Financial”) or (ii) direct Dash Financial to solicit or otherwise induce or attempt to induce the Specific Customers in order to compete in the business of the Company and its Subsidiaries as of the Closing Date (other than the LiquidPoint Business).
(c)    Without intending to limit the remedies available to the Purchaser and its Subsidiaries, GTCR Holdings acknowledges that a breach of any of the covenants contained in this Section 8.11 may result in material irreparable injury to the Purchaser or its Subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser or any of its Subsidiaries shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 8.11, restraining GTCR Holdings from engaging in activities prohibited by this

Section 8.11 or such other relief as may be required specifically to enforce any of the covenants in this Section 8.11.
(d)    GTCR Holdings hereby makes the representations and warranties set forth in Sections 6.01, 6.02 and 6.04, mutatis mutandis, solely with respect to Sections 8.07, 8.09, 8.10, 8.11 and 11.02 of this Agreement as if it were the Seller hereunder.
8.12    Delivery of Financial Statements. Prior to the Closing, the Seller shall deliver to the Purchaser (a) the audited consolidated annual financial statements of the Seller for the year ending December 31, 2016 and (b) unaudited consolidated quarterly financial statements of the Seller for each completed fiscal quarter of 2014, 2015, 2016 and 2017 upon which the Company’s auditors shall have performed an SAS 100 review within 45 days after the end of such quarter (including financial statements for the period elapsed from the beginning of each such year to the end of any quarter ended in such year) and all customary other financial data regarding the Company and its Subsidiaries reasonably required to permit the Purchaser to prepare customary pro forma financial statements. Prior to the Closing, the Company shall deliver to the Purchaser the audited consolidated annual financial statements of the Company for the years ending December 31, 2014, December 31, 2015 and December 31, 2016, in each case after having given effect to the LiquidPoint Transaction.
8.13    Closing Efforts. The Seller agrees to use its reasonable best efforts to cause the condition set forth in Section 4.02(h) to be satisfied as soon as possible following the date hereof and agrees to cause the Company to enforce the covenant contained in the BNYM Side Letter pursuant to which BNYM has agreed to use its reasonable best efforts to cause the condition set forth in Section 4.02(h) to be satisfied as soon as possible following the date hereof.
ARTICLE IX

COVENANTS OF THE PURCHASER
9.01    Access. From and after the Closing, for a period of seven years, the Purchaser shall, and shall cause the Company to, provide (subject to a customary confidentiality agreement) the Seller and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries reasonably required in connection with any bona fide matter relating to or arising out of this Agreement or the transactions contemplated hereby or for purposes of the Seller’s accounting, tax, or financial reporting purposes, and with respect to periods or occurrences prior to or on the Closing Date; provided that notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Purchaser, (ii) such access shall occur in such a manner as the Purchaser reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (iii) nothing herein shall require the Purchaser to provide access to, or to disclose any information to, the Company or any of the authorized representatives of the Company if such access or disclosure would reasonably be expected to (A) cause significant competitive harm to the Purchaser, the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) violate the rights of the customers, employees or suppliers of the Purchaser, (C) waive any legal privilege, or (D) be in violation of applicable Law (including the HSR Act and other Antitrust Laws). Unless otherwise consented to in writing by the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to and including the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of).
9.02    Notification.  From the date hereof until the Closing Date, if the Purchaser has knowledge of any variances from the representations and warranties contained in Article VII that would cause the condition set forth in Section 4.02(a) not to be satisfied, the Purchaser shall, as soon as practicable, disclose to the Company and the Seller in writing such variances.
9.03    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers, employees and/or directors (the “Indemnified Persons”) (unless required by Law), it being the intent of the parties that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent provided thereunder in accordance with applicable Law. Purchaser shall, and shall cause the Company and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the Indemnified Persons thereunder.
(b)    Prior to or at the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the Indemnified Persons on terms (x) no less favorable terms (including in amount and scope) as the policy or policies maintained by the Seller, the Company or its Subsidiaries immediately prior to the Closing and (y) acceptable to Purchaser in its reasonable discretion, for the benefit of such Indemnified Persons for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. Such policy shall be from an insurance carrier with the same or better credit rating as the Company’s or its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance. For the avoidance of doubt, all costs and expenses incurred by the Company in connection with obtaining tail coverage which remain unpaid as of the Closing shall be included in Transaction Expenses.
(c)    If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 9.03. The provisions of this Section 9.03 are intended for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
(d)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Person or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 9.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
9.04    Regulatory Filings.
(a)    The Purchaser shall, and shall cause its Affiliates to, (a) promptly make or cause to be made all filings and submissions under any Laws applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement (and (i) in the case of filing under the HSR Act, within twelve Business Days after the date hereof and (ii) in the case of any filing pursuant to a non-U.S. Law, within 20 Business Days), (b) use reasonable best efforts to coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) use reasonable best efforts to (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.
(b)    Without limiting the generality of the foregoing, the Purchaser shall, (i) within twelve Business Days after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or any other applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”) and as expeditiously as possible after the date hereof make or cause to be made all filings and submissions required under other Laws applicable to the Purchaser for the consummation of the transactions contemplated herein and (ii) provide all information reasonably requested by the Company and/or the Company Broker‑Dealers to cause the filing of the applications with FINRA with respect to the transactions contemplated by this Agreement and the change of controlling owners of the Company Broker‑Dealers (as specified in NASD Rule 1017), including using its commercially reasonably efforts to assist the Company and/or the Company Broker‑Dealers in obtaining as promptly as practicable all clearances, permits, consents, approvals and authorizations of FINRA and the fifty states and exchanges and clearinghouses of which the Company Broker-Dealers are members (to the extent required to effect the transactions and to continue to carry out their businesses, as currently conducted, after the Closing Date) and in complying with the terms and/or satisfying the conditions of all such clearances, permits, approvals and authorizations of FINRA and the applicable state regulatory authorities and the exchanges and clearinghouses of such Company Broker-Dealers are members as promptly as practicable. All filing fees and related expenses under the HSR Act shall be split 50/50 between the Purchaser, on the one hand, and the Seller, on the other hand. All filing fees and related expenses under other Antitrust Laws and all other Laws or regulations shall be (i), to the extent incurred in connection with filings required to be made solely by the Seller, the responsibility of the Seller, and (ii) to the extent incurred in connection with filings required to be made by both the Purchaser and the Seller, split 50/50 between the Purchaser, on the one hand, and the Seller, on the other hand. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination.”
(c)    The Purchaser shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Purchaser and the Company will each provide prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with each other prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of each other in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing. The Company agrees that any notice or application filings and all information provided to any Governmental Entity regarding this transaction must be approved by, and be reasonably acceptable to, the Purchaser.
(d)    Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action. The Purchaser shall promptly and diligently pursue, at its sole cost and expense, any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity regarding the consummation of the transactions contemplated hereby (and whether or not with respect to the foregoing): (i) resisting fully, vigorously and in good faith (including by the institution or defense of legal proceedings) any request for, or the entry of, and seeking to have vacated or terminated, any order of any Governmental Entity that could restrain, prevent, or delay the consummation of the transactions contemplated hereby and (ii) proposing and entering into good faith negotiations, providing information, making proposals, and entering into and performing contracts or submitting to orders regarding (A) the sale, divestiture, licensing, holding separate, or other disposition (and whether through the establishment of a trust or otherwise) of any assets, operations, businesses, divisions, or customers (including, after the Closing, any of such items of the Company or any of its Subsidiaries) of the Purchaser or any of its Affiliates, and/or (B) the termination or modification of any contract or other business relationship, including the taking of any action that limits the freedom of action, of the Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries).
(e)    Notwithstanding the foregoing, nothing in this Section 9.04 shall require the Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its

Subsidiaries) to take or agree to take any action, which the Purchaser has determined in its sole discretion would be reasonably likely to (i) materially and adversely affect the Purchaser, the Company or any of their respective Affiliates or (ii) delay beyond the time periods otherwise set forth in this Agreement, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (any such action in the foregoing clause (i) or (ii), a “Burdensome Condition”). Nothing in this Section 9.04(e) shall obligate the Purchaser to agree to any divestitures or other remedy or take any other action contemplated by the preceding sentence that is not conditioned on the consummation of the Closing.
9.05    Conditions. The Purchaser shall use all reasonable best efforts to cause the conditions set forth in Section 4.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to take all other reasonable actions necessary or appropriate to consummate the transactions contemplated herein, as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself, but subject to such conditions being able to be satisfied at the Closing). Without limiting the generality of the foregoing, for purposes of Section 9.04 and this Section 9.05, the Purchaser shall not, and shall not permit any of its Affiliates or the Purchaser’s Representatives to, intentionally take any action that is reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.
9.06    Dash Contribution Agreement. From and after the Closing, the Purchaser shall take, and shall cause the Company and its Subsidiaries to take, any and all actions directly or indirectly required to be taken pursuant to and in accordance with the Transition Services Agreements and Sections 7.4, 7.5, 7.11, 8.2, 8.3, 8.5, 8.6 and 12.1 (including with respect to facilitating the calculations of the amounts set forth in Section 1.10 of the Dash Contribution Agreement) and Article XIV (to the extent applicable) of the Dash Contribution Agreement (the “Dash Continuing Obligations”). The Seller shall take any and all actions, at or prior to the Closing Date, necessary to ensure that the Purchaser and its Affiliates, including the Company and its Subsidiaries, shall not have any obligation (other than the Dash Continuing Obligations) under the Dash Contribution Agreement including with respect to the Distribution (as such term is defined in the Dash Contribution Agreement), any adjustments to consideration and all indemnification obligations provided thereunder. The Seller may cause the Company and its Subsidiaries to assign any of their rights or obligations under the Dash Contribution Agreement before or after the Closing Date; provided that no such right that is pertinent to any Dash Continuing Obligation shall be assigned without also assigning such Dash Continuing Obligation.
9.07    NASDAQ Listing. Promptly following the issuance of the Stock Consideration, the Company shall cause the shares of Class A Common Stock to be approved for listing on NASDAQ, subject to official notice of issuance.
9.08    Certificate Legend Removal. Pursuant to Parent’s receipt of an opinion of counsel reasonably satisfactory to Parent that registration under the Securities Act is not required, Parent shall use its reasonable best efforts to remove, or cause its registrar and transfer agent to remove, the legend set forth in Section 6.10(b) hereof from the certificates evidencing the shares of Class

A Common Stock issued as Stock Consideration, following the Seller’s written request to have such legend removed.
9.09    Closing Efforts. The Purchaser will use commercially reasonable efforts (including executing documents effective as of the Closing upon the occurrence of the transactions contemplated by this Agreement in favor of the landlord under the Specified Lease that expressly replace BNYM’s obligations) to cause BNYM to be irrevocably and unconditionally released from the guaranty provided by BNYM of any obligations of the Company and its Subsidiaries pursuant to the Specified Guarantee as of the Closing Date; provided, however, such release shall be solely with respect to any guaranteed obligations arising out of or in connection with any conditions first arising after the Closing and, if such release is not obtained, in the alternative, the Parent will indemnify BNYM for any and all Losses incurred by BNYM pursuant to the Specified Guarantee for any matter arising after the Closing. BNYM will be a third party beneficiary to this Section 9.09. The Purchaser agrees to use its reasonable best efforts to cause the Specified Financing Arrangement to be obtained as soon as practicable following the date hereof.
ARTICLE X

TERMINATION
10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Seller;
(b)    by the Purchaser upon written notice to the other parties hereto, if there has been a material violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, if curable, cured by the Company or the Seller within 10 days after receipt by the Company of written notice thereof from the Purchaser; provided, however, that the Purchaser may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 4.01 not to be satisfied;
(c)    by the Seller upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Seller at the Closing and such violation or breach has not been waived by the Seller or, if curable, cured by the Purchaser within 10 days after receipt by the Purchaser of written notice thereof from the Seller; provided that the following violations or breaches shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller and shall be deemed breaches or violations that prevent the satisfaction of the conditions to the obligations of the Seller at the Closing: (i) a breach by the Purchaser of Section 7.09, (ii) the failure of the Closing to occur on the date specified in Section 2.01 or (iii) the failure to deliver the Closing Consideration at the Closing as required hereunder; provided further that the Seller may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 4.02 not to be satisfied; or

(d)    by the Purchaser or the Seller upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before October 2, 2017 (such date, the “Outside Date”); provided that if either or both of the conditions set forth in Sections 4.01(d) and 4.02(c) shall not have been satisfied or waived on or prior to such date, then the Outside Date shall automatically be extended to January 2, 2018 (in which case all references to the Outside Date herein shall be to the Outside Date as extended); provided further that (i) the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party if it has materially breached this Agreement so as to prevent any condition set forth in Section 4.01, in the case of a purported termination by the Purchaser, or Section 4.02, in the case of a purported termination by the Seller, not to be satisfied and (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article IV (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two Business Days or less prior to the Outside Date, then neither the Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section 10.01(d) until the third Business Day after the Outside Date.
10.02    Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Article XIII and Article XIV and the Confidentiality Agreement), and there shall be no liability on the part of the Purchaser, the Company or the Seller to one another, except for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the parties agree that if the Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.01 have been satisfied or waived, such election shall be deemed to be a willful breach of this Agreement.
ARTICLE XI

ADDITIONAL COVENANTS
11.01    Post‑Closing Attorney‑Client and other Matters.
(a)    Each of the parties hereto acknowledges that (i) one or more of the Company, the Seller, their respective Subsidiaries, and GTCR LLC have retained K&E to act as their counsel in connection with the Transaction as well as other past and ongoing matters, (ii) K&E has not acted as counsel for any other Person in connection with the Transaction, and (iii) no Person other than Company, the Seller, and their respective Subsidiaries has the status of a K&E client for conflict of interest or any other purpose as a result thereof. The Purchaser (A) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to K&E’s representation after the Closing of the Seller or any of its Affiliates in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (B) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, any such representation, even though in each case (1) the interests of the Seller and/or such Affiliate may be directly adverse to the Purchaser, the Company, or any of their Subsidiaries, (2) K&E may have represented the Company or its Subsidiaries in a substantially related matter, or (3) K&E may be handling other ongoing matters for the Purchaser, the Company, or any of their respective Subsidiaries.
(b)    The Purchaser agrees that, after the Closing, neither the Company, the Purchaser, nor any of their Subsidiaries will have any right to access or control any of K&E’s records relating to or affecting the Transaction, which will be the property of (and be controlled by) the Seller. In addition, the Purchaser agrees that it would be impractical to remove all Attorney‑Client Communications from the records (including e‑mails and other electronic files) of the Company and its Subsidiaries. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, use any Attorney‑Client Communication remaining in the records of the Company or any of its Subsidiaries after Closing in a manner that would be adverse to the Seller or any of its Affiliates.
(c)    The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that from and after Closing (i) the attorney‑client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney‑Client Communications belong to the Seller and will not pass to or be claimed by the Purchaser, the Company, or any of their Subsidiaries, and (ii) the Seller will have the exclusive right to control, assert, or waive the attorney‑client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney‑Client Communications. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, (A) assert any attorney‑client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney‑Client Communication, except in the event of a post‑Closing dispute with a Person that is not the Seller or any of its Affiliates; or (B) take any action which could cause any Attorney‑Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney‑client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Seller or any of its Affiliates. The Attorney‑Client Communication may be used by the Seller or any of its Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller. Furthermore, the Purchaser agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that in the event of a dispute between the Seller or any of its Affiliates on the one hand and the Company or any of its Subsidiaries on the other arising out of or relating to any matter in which K&E jointly represented both parties, neither the attorney‑client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Seller or its Affiliates any information or documents developed or shared during the course of K&E’s joint representation.

(d)    For purposes of this Section 11.01, the following terms will have the following meanings:
(i)    “Attorney‑Client Communication‑” means any communication occurring on or prior to Closing between K&E on the one hand and the Company, its Subsidiaries, the Seller or any of their respective Affiliates on the other hand that in any way relates to the Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement and which is protected by the attorney client privilege.
(ii)    “Transaction” means the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby.
(e)    From and after the Closing Date, the Seller shall and shall cause its Affiliates to cooperate, engage in communications and share and exchange documents, information and analyses with the Purchaser in connection with any litigation, action, suit, arbitration, proceeding, hearing, charge, investigation (whether internal or directed or initiated by any Governmental Entity), petition, demand letter, customer complaint, lien, notice of noncompliance or violation, or settlement or consent order or proceeding relating to any Company, any Subsidiary, any of their employees or representatives, the business of the Company, this Agreement or any matter herein. The Seller agrees that if any attempt is made by any third party to secure or obtain communications, documents, information or analyses regarding the Company, its Subsidiaries, any representative or employee of the Company or the Subsidiaries, the transaction, this Agreement, or any transaction or matter herein or therein, whether by subpoena, notice or otherwise, the Seller shall and shall cause all related persons to promptly notify the Purchaser and give the Purchaser and the Purchaser’s Representatives complete and accurate copies of all such writings or documents and a summary of all oral communications. The Seller further agrees that if a request is made, whether formally or informally, by any person or entity for the Seller, or such other party or their representatives to make available communications, documents, information or analyses relating to the Company, one or more of its Subsidiaries, one or more of their representatives or employees, this transaction, this Agreement or any matter herein, it will promptly notify the Purchaser, provide the Purchaser with a copy of any written request or summary of any oral request, provide the Purchaser with a reasonable opportunity to prevent or limit such disclosure, provide the Purchaser with an opportunity to comment on any proposed response and use reasonable efforts to incorporate the Purchaser’s reasonable comments in any such response. The cooperation to be provided under this Section 11.01(e) shall be subject to the limitations set forth in Section 8.02(a) through (d), inclusive.
11.02    Tax Matters.
(a)    Any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed, directly or indirectly, on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, shall be born equally by the Seller and the Purchaser. The Seller and

GTCR Holdings agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such returns.
(b)    Any and all existing Tax sharing or similar agreements (other than any agreements the principal purpose of which is not the indemnification of Taxes) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
(c)    Following the Closing, each of the Purchaser, the Company and its Subsidiaries agree that it shall cooperate with and make available to the other parties hereto, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax audit or other proceeding. Following the Closing, the Purchaser shall cause the Company and the Company’s Subsidiaries to retain all applicable Tax Returns, books and records, and workpapers for any Tax period or portion thereof ending on or prior to the Closing Date for a period of at least seven (7) years following the Closing Date. Following the Closing, the Seller, the Purchaser and the Company and their Affiliates will use reasonable best efforts to (i) complete all final income Tax Returns (including Schedules K‑1) of the Company for Tax periods ending on or prior to the Closing Date by February 15, 2018 and (ii) provide the Seller with any information or estimates reasonably required by them or their Affiliates for Tax reporting purposes promptly upon their request. For the avoidance of doubt, the Seller shall control the preparation and filing of any income Tax Returns of the Company for any taxable period ending on or before the Closing Date. Such income Tax Returns shall be prepared consistent with past practice of the Company, except as otherwise required under applicable Law. The Seller shall deliver to the Purchaser for its review and comment a draft of each such income Tax Return at least thirty (30) days prior to the due date (including extensions) of such Tax Return. The Seller shall consider in good faith any reasonable comments provided by the Purchaser.
(d)    The Closing Consideration, as adjusted under Section 3.01 (plus any assumed liabilities and other items required to be taken into account for U.S. federal income tax purposes), shall be allocated among the assets of the Company (and, as applicable, any Subsidiaries treated as flow‑through entities for income Tax purposes) in accordance with the principles set forth in the Allocation Schedule and Section 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation (“Allocation”) delivered by the Purchaser to the Seller within one‑hundred and twenty (120) days of the Closing Date. If the Seller notifies the Purchaser in writing that Seller objects to one or more items reflected in the proposed Allocation, the Seller and the Purchaser shall negotiate in good faith to resolve such dispute; provided that if the Seller and the Purchaser are unable to resolve any dispute with respect to the Allocation within thirty (30) days following the delivery of the proposed Allocation to the Seller, such dispute shall be resolved by the

Independent Accounting Firm substantially in accordance with the procedures set forth in Section 3.01(b). The Seller and the Purchaser shall file all Tax Returns and information reports, and shall defend any Tax contest in a manner consistent with the Allocation, as finally determined hereunder, unless otherwise required by Law.
(e)    For all purposes of this Agreement, with respect to any taxable period that includes but does not end on the Closing Date, Taxes allocable to the portion of such taxable period beginning on the day after the Closing Date (the “Post‑Closing Tax Period”) shall be determined pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or other pass‑through entity or any non‑U.S. entity whose taxable year does not end as a result of the transactions contemplated hereunder shall be deemed to terminate at such time), and (y) real, personal and intangible property Taxes shall be allocated between the Pre‑Closing Tax Period and the Post‑Closing Tax Period in proportion to the number of days in each such period.
(f)    Except as required by applicable Law, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not, and shall cause the Company and its Subsidiaries to not: (i) file any Tax Return relating to a Pre‑Closing Tax Period other than consistent with past practice of the Company and its Subsidiaries, (ii) amend any material Tax Return of the Company relating to a Pre‑Closing Tax Period, (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre‑Closing Tax Period, (iv) extend or waive, or cause to be extended or waived, or permit the Company or any of its Subsidiaries to extend or waive, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre‑Closing Tax Period, or (v) make or change any material Tax election or accounting method that has retroactive effect to any Pre‑Closing Tax Period of the Company or any of its Subsidiaries, in each case to the extent such action could reasonably result in the Seller (or its direct or indirect owners) being liable for any amounts, including under this Agreement or to any taxing authority.
(g)    If, subsequent to the Closing, the Purchaser, the Company or any of its Subsidiaries receives notice of any claim, audit, examination, proceeding or other investigation by a Governmental Entity relating to the Taxes or Tax Returns of the Company or any of its Subsidiaries (a “Tax Contest”) with respect to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period for which the Seller or any of its direct or indirect owners could be liable, including, for the avoidance of doubt, any Tax Contest related to Specified Taxes (a “Seller Tax Contest”), then the Purchaser shall promptly notify the Seller thereof in writing. Failure to timely give such notice shall not relieve Seller from any liability which it may have on account of any indemnification payment pursuant to Article XII or otherwise hereunder, except to the extent that Seller is materially prejudiced thereby.  Upon providing written notice to the Purchaser within ten (10) days of receipt of the above notice from Purchaser, the Seller shall have the exclusive right to control, at its own expense, the conduct and resolution of any such Seller Tax Contest that relates solely to a Pre-Closing Tax Period. Notwithstanding the foregoing, the parties agree that, with respect to a Seller Tax Contest involving Specified Taxes, no notice is required to be given by the Purchaser or the Seller and the Seller shall be deemed to have elected to control the conduct and resolution of such Seller Tax Contest, subject to the provisions of this Section 11.02. With respect to any Seller Tax Contest that the Seller does not elect to control pursuant to the foregoing or that does not relate solely to a Pre-Closing Tax Period, the Purchaser shall control, at its own expense, such Seller Tax Contest, provided that Seller shall remain liable for any indemnification obligation under Article XII or otherwise.  With respect to any Seller Tax Contest that relates solely to a Pre-Closing Tax Period, (i) the non-controlling party shall have the right to employ separate counsel of its choice and to participate fully, at its own expense, in such Seller Tax Contest, including to review in advance and comment upon material submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings, (ii) the controlling party shall consider in good faith any reasonable comments submitted by the non-controlling party pursuant to clause (i) above, (iii) the controlling party shall diligently pursue such Seller Tax Contest in good faith as if it were the sole party in interest, (iv) the controlling party shall promptly provide the non-controlling party with copies of material correspondence, notices and other written materials received from any Governmental Entity, shall provide reasonable advance notice to the non-controlling party regarding any hearings, meetings, or scheduled conference calls involving any Governmental Entity, and shall otherwise keep the non-controlling party advised of significant developments in such Seller Tax Contest and of significant communications involving any Governmental Entity and (v) if the non-controlling party is (A) the Seller, the Seller’s consent shall be required  for any settlement that could affect the liability of the Seller or its direct or indirect owners (such consent shall not be unreasonably withheld, conditioned or delayed), and (B) Purchaser, the Purchaser’s consent shall be required for any settlement or resolution (such consent shall not be unreasonably withheld, conditioned or delayed). In the event of a conflict between the provisions of this Section 11.02(g) and Section 12.04 with respect to any Tax Contest, this Section 11.02(g) shall govern.
(h)    After the Closing, any Tax refunds or credits in lieu of Tax refunds of the Company and its Subsidiaries that relate to a Pre‑Closing Tax Period shall be for the account of the Seller, and Purchaser shall pay, or shall cause to be paid over to the Seller, the amount of any such refund or credit, net of Taxes and reasonable out-of-pocket expenses, no later than ten (10) days following the date that such refund is received or such credit is utilized. At the request of the Seller, if the Purchaser consents (such consent to not be unreasonably withheld, conditioned or delayed), the Purchaser shall use commercially reasonable efforts to take actions reasonably requested by the Seller to obtain Tax refunds to which Seller is entitled pursuant to the immediately preceding sentence.
11.03    Employee Matters.
(a)    Separations from Employment.
(i)    Closing Separations. Within five Business Days after a written request from the Purchaser to the Seller, the Purchaser shall be provided with an updated Employee Census. At or prior to the Closing, the Company shall take all actions necessary to cause the employment of each employee listed on

Schedule 11.03(a)(i) to be terminated effective as of the Closing Date; provided, however, that (1) the Company and Purchaser will mutually determine which employees will be listed on Schedule 11.03(a)(i) (with any revisions to Schedule 11.03(a)(i) to be shared with the Seller within two (2) business days of the Purchaser providing the updates to the Company); and (2) prior to taking any action or making any written or oral communications to any employee listed on Schedule 11.03(a)(i) pertaining to such termination (including the offering of any severance benefits or release of claims agreement), the Company shall inform the Seller and the Purchaser of such intended action and provide the Seller and the Purchaser with a copy of such intended communication, as applicable, and consult with the Seller and the Purchaser regarding such intended action or communication. The Company shall incorporate the Seller’s and the Purchaser’s reasonable requests or modifications. In the event there is a contradiction between the Purchaser’s determinations of employees on Schedule 11.03(a)(i) or requests or modifications contemplated in the immediately prior sentence, the Purchaser’s determinations, requests and modifications will govern. As soon as reasonably practicable following receipt of a written request from the Purchaser, the Company provide to the Purchaser an updated Employee Census including all data within each employee’s “personal profile” on the Company’s ADP payroll account, including demographic information, in order to assist with and/or complete the Purchaser’s disparate impact analysis in respect of the employees listed (or under consideration to be listed) on each of Schedule 11.03(a)(i) and Schedule 11.03(a)(ii). Subject to the Company’s compliance with the preceding sentence, the Purchaser shall be solely responsible for any Liabilities or Losses arising under, in connection with or resulting directly from the selection process conducted by the Purchaser for, and the related termination liabilities in respect of, the reduction in force pursuant to this Section 11.03(a)(i) to the extent not related to acts, omissions or other conduct that would otherwise constitute a breach of any of the representations and warranties set forth in Section 5.18 (determined without regard to any materiality or knowledge qualifiers thereunder) or any pre-Closing acts, omissions or other conduct by the Company or any of its Subsidiaries in violation of applicable Law. Seller shall be solely responsible for any Liabilities or Losses in respect of the termination of any employee pursuant to this Section 11.03(a)(i) to the extent related to (i) any conduct that would otherwise constitute a breach of any of the representations and warranties set forth in Section 5.18 (determined without regard to any materiality or knowledge qualifiers thereunder), (ii) other than any Liabilities related to the terminations of employees pursuant to this Section 11.03 for which the Purchaser is responsible pursuant to the immediately preceding sentence, any pre-Closing acts, omissions or other conduct by the Company or any of its Subsidiaries in violation of applicable Law, or (iii) the Company’s failure to provide complete and accurate demographic information pursuant to this Section 11.03(a)(i). The Purchaser, in mutual agreement with the Seller, shall be permitted to update Schedule 11.03(a)(i), upon written notice to the Company, at any time prior to the date that is three Business Days prior to the Closing Date.

(ii)    WARN Notices. No later than the Closing Date, the Company shall provide WARN Act notices as required by applicable Law to each employee listed on Schedule 11.03(a)(ii) and satisfy all other notice obligations under the WARN Act in connection therewith (including, but not limited to, providing all required notices to federal, state and local agencies and employee representatives, as applicable) provided, however, that the Seller and the Purchaser will mutually determine which employees will be listed on Schedule 11.03(a)(ii). Such notices shall provide each such employee with notice of the termination of his or her employment as required by applicable Law, shall request that each such employee continue to report to work and perform his or her duties until informed otherwise by the Company or the Purchaser, state that the receipt of any severance is conditioned on the employee continuing to report to work and performing his or her job duties through the end of the notice period, and may provide that such termination of employment is contingent on the Closing. Prior to providing such notices, the Company shall provide the Purchaser with a copy of such notices and consult with the Purchaser regarding such notices. The Purchaser shall have a reasonable period of time to review and comment on such notices, and, prior to the delivery of such notices, the Company shall incorporate the Purchaser’s reasonable requests or modifications. The Purchaser, in mutual agreement with the Seller, shall be permitted to update Schedule 11.03(a)(ii), upon written notice to the Company, at any time prior to the date that is three Business Days prior to the Closing Date. In no event shall the Company terminate an employee listed on Schedule 11.03(a)(ii) without “cause” and solely as a part of the reduction in force prior to the expiration of all federal and state WARN Act notice periods following the employees’ receipt of the WARN Act notice itself.
(b)    Continued Employment Conditions. As soon as commercially reasonably practicable following receipt from the Purchaser of Schedule 11.03(b)(i), the Company shall provide to each employee listed on Schedule 11.03(b)(i) an employment offer letter from the Purchaser in the form provided by the Purchaser and all other pre-hire paperwork as requested by the Purchaser in connection with its pre-hire process. The delivery of such offer letters and paperwork shall be subject to the limitations set forth in Section 8.02(a) through (d), inclusive. The Purchaser shall be permitted to update Schedule 11.03(b)(i), upon written notice to the Company, at any time prior to the date that is three Business Days prior to the Closing Date; provided the Company shall be permitted to remove any employee listed on Schedule 11.03(b)(i), only in the event of such employee’s insubordination, misconduct or other acts or omissions constituting “cause”. The employment offer letter shall state that the employment with the Company of any such employee who fails to execute and deliver such employment offer letter or who does not complete in all material respects all such other pre-hire paperwork required by the Purchaser on or before the Closing Date shall terminate on the Closing Date (to the extent permitted by applicable Law). Prior to Closing, the Company shall provide the Purchaser with access to the employees listed on Schedule 11.03(b)(i), as reasonably requested by the Purchaser from time to time, and shall cooperate with and take all reasonable actions necessary to assist the Purchaser in its efforts to obtain an executed employment offer letter from each such employee and facilitate each such employee’s completion of any other pre-hire paperwork required by the Purchaser pursuant to this Section 11.03(b). As soon as reasonably practicable following the date hereof, the Company shall provide to the Purchaser such information and documents as reasonably necessary to transition the Continuing Employees to, or continue to administer, the benefits plans and payroll of the Company, the Purchaser or its Affiliates (as applicable), including the documents and information set forth on Schedule 11.03(b)(ii). Each employee listed on Schedule 11.03(b)(i) who timely executes his or her employment offer letter and completes the pre-hire paperwork required by the Purchaser pursuant to this Section 11.03(b) will be employed by the Company (or its Affiliates) after the Closing Date (each a “Continuing Employee”) on an at‑will basis on terms of employment determined by the Purchaser (or its Affiliates) as set forth in his or her employment offer letter (and as otherwise required by applicable Law). Nothing contained in this Agreement shall be construed as an employment contract between the Purchaser or any of its Affiliates and any Continuing Employee. The Purchaser shall be solely responsible for any Liabilities or Losses arising under, in connection with or resulting from any employment offers, or lack thereof, for any employee, or the other actions taken pursuant to Section 11.03(b) to the extent not related to conduct that would otherwise constitute a breach of the representations and warranties set forth in Section 5.18.
(c)    Severance Group. Each employee who is terminated pursuant to Section 11.03(a)(i) above and does not receive an employment offer letter under Section 11.03(b) (the “Closing Separations Group”) shall be offered severance at least as favorable to the severance calculation set forth on Schedule 11.03(c)(i) and each employee listed on Schedule 11.03(a)(ii) who is terminated by the Company (or its Affiliates) following the Closing Date (all such employees, collectively with the Closing Separations Group, the “Severance Group”) shall be offered severance at least as favorable to the severance calculation set forth on Schedule 11.03(c)(ii), in each case, regardless of whether such employee is salaried or commission-based, in exchange for the execution of a separation agreement, in a form reasonably acceptable to the Purchaser (which agreement shall contain a general release of claims in favor of the Company and its Affiliates that must become effective and irrevocable for severance to be payable). With respect to any such termination prior to the Closing, the Purchaser shall be given a reasonable period of time to review and comment on the form of separation agreement, and the Company shall incorporate the Purchaser’s reasonable requests. Each employee in the Severance Group shall also be paid for all his or her accrued but unused vacation and other paid time off through the date of his or her termination of employment or service.
(d)    Post‑Closing Compensation and Benefits. The Purchaser shall (or shall cause its Affiliates to), based on Company records, provide to each Continuing Employee service credit, based on the Company’s data for each Continuing Employee in the “hire date” and “rehire date” fields in the Company’s ADP payroll account, for eligibility and vesting purposes as well as determining level of benefits under any compensation or benefit plans, programs, agreements or arrangements sponsored by the Purchaser or any of its Affiliates in which such Continuing Employee is eligible to participate (other than any severance or equity‑based compensation plan, program, agreement or arrangement), except to the extent duplication of benefits would result. During the period beginning on the Closing Date and ending on December 31, 2017, the Purchaser shall (or shall cause its Affiliates to)

cause the Company or its Affiliates (as applicable) to maintain the current U.S. Plans that provide health, dental, vision, disability, life and accidental death and dismemberment insurance, flexible spending account benefits and the 401(k) Plan and each other compensation or benefit plan, program, policy, agreement or arrangement that is required by applicable Law; provided, that, to the extent maintenance of any such plan is not permitted by applicable Law or the applicable insurers or, in the case of the 401(k) Plan, to the extent that the 401(k) Plan is terminated pursuant to Section 11.03(e), the Purchaser shall provide (on a plan-by-plan basis) such employee benefit plan coverage under the corresponding group benefit plan of the Purchaser or its Affiliates maintained for similarly situated employees of the Purchaser or its Affiliates on the same terms and conditions applicable to such similarly situated employees. From and after the Closing Date, the Purchaser shall cause the Company to honor all vacation or other paid time off accrued all accrued but unused vacation and other paid time‑off of the Continuing Employees pursuant to the policies and procedures of the Company as in effect from time to time to the extent set forth on Section (a) of the Employee Benefits Schedule and taken into account in the calculation of Tangible Book Value. The Purchaser agrees that the Purchaser shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B‑9.
(e)    401(k) Plan. If requested by the Purchaser in writing at least 10 Business Days prior to the Closing Date, the Company shall take all actions necessary or appropriate to terminate the Company’s Retirement Savings Plan (the “401(k) Plan”) effective no later than the Business Day immediately preceding the Closing Date. If the Company is required to terminate the 401(k) Plan, then the Company shall provide to the Purchaser prior to the Closing Date written evidence of the termination of the 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of the Purchaser, which approval shall not be unreasonably withheld).
(f)    Deferred Compensation Plan. Effective no later than the Closing Date, the Company shall take all actions necessary or appropriate (including obtaining any and all Company Service Provider consents) to (i) amend the Deferred Compensation Plan to eliminate all investment alternatives available thereunder and replace such investment alternatives with the investment alternative set forth on Schedule 11.03(f)(i) and (ii) re‑allocate all notional investments in the investment alternatives so eliminated to a notional investment in the investment alternative set forth on Schedule 11.03(f)(i). From and after the Closing Date, the Purchaser shall cause the Company to administer and pay benefits in accordance with the Deferred Compensation Plan, as amended pursuant to this Section 11.03(f). As soon as reasonably practicable following the date hereof but no later than the Closing Date, the Seller shall, or shall cause the Company to, provide to the Purchaser all information and documents necessary to administer and pay benefits in accordance with the Deferred Compensation Plan, as amended pursuant to this Section 11.03(f).
(g)    WARN Act Liability. The Seller shall be solely responsible for any Liabilities or obligations arising under WARN Act on or prior to the Closing Date; provided, that the Purchaser shall be solely responsible for the portions of any Liabilities or obligations arising under WARN Act resulting from any termination of employment pursuant to Section 11.03(a)(i) to the extent not related to conduct that would otherwise constitute a breach of the representations and warranties set forth in Section 5.18. The Purchaser shall be solely responsible for any Liabilities or obligations arising under WARN Act from and after the Closing Date; provided, that, prior to the Closing, the Seller shall have provided to the Purchaser a complete and accurate list, as of the Closing Date, of each employee whose employment has been terminated involuntarily within the 90‑day period immediately preceding the Closing Date, together with the date of such termination and such former employee’s work location.
(h)    TUPE. Prior to the Closing, the Company shall use commercially reasonable efforts to assist with, and use commercially reasonable efforts to respond to, reasonable due diligence requests from the Purchaser for the purpose of confirming compliance with the U.K. Transfer of Undertakings (Protection of Employment) Regulations.
(i)    Retention Pool. Prior to the Closing, the Company and the Purchaser may identify employees of the Company to whom the Company will agree to pay a bonus on or promptly following the Closing (such employees, the “Retention Pool Employees” and such bonuses, the “Retention Pool Bonuses”). The determination of Retention Pool Employees and the amount of the Retention Pool Bonuses, if any, shall be mutually determined by the Company and the Purchaser. In no event shall the aggregate amount of the Retention Pool Bonuses exceed $700,000. In accordance with the definition and calculation of Tangible Book Value, it is the intent of the parties hereto that the economic effect of Retention Pool Bonuses shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller.
(j)    No Third‑Party Beneficiaries. Nothing in this Section 11.03 shall (i) create any third‑party beneficiary rights in any Person, including any Continuing Employee, or any beneficiary or dependents thereof, (ii) be construed as in any way modifying or amending the provisions of any Plan or any employee benefit plan of the Purchaser or any of its Affiliates, or (iii) require the Purchaser or any of its Affiliates to continue or maintain the employment of any Continuing Employee following the Closing Date.
ARTICLE XII

INDEMNIFICATION
12.01    Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months following the Closing Date; provided, however, that (a) (i) any representation or warranty contained in the Company Indemnity Fundamental Reps or in any certificate delivered pursuant to this Agreement and related thereto and (ii) any representation or warranty contained in the Purchaser Fundamental Reps or in any certificate delivered pursuant to this Agreement and related thereto (each of (i) and (ii), the “Fundamental Representations”) and (b) any representation or warranty contained in Section 5.08 (Tax Matters) shall survive the Closing and shall terminate on the date which is 30 days following the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). All covenants set forth in this Agreement which by their terms are to be performed in whole on or prior to the Closing shall survive for a period of eighteen (18) months following the Closing Date and all other covenants shall survive the Closing in accordance with their terms as expressly specified herein. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements or other provisions may be made after the expiration of the applicable survival period.
12.02    Indemnification by the Seller.
(a)    From and after the Closing and regardless of any investigation at any time made by or on behalf of the Purchaser or of any knowledge or information that the Purchaser may have, the Seller shall indemnify and fully defend, save and hold the Purchaser and its Subsidiaries, Affiliates, directors, officers, members, managers, agents and employees (the “Purchaser Indemnitees”), harmless if any Purchaser Indemnitee shall incur Losses arising out of or resulting from one or more of the following:
(i)    any breach of any representation or warranty of the Company or the Seller contained in Article V or Article VI of this Agreement or in any certificate delivered to the Purchaser in connection with the Closing;
(ii)    any failure of the Company or the Seller to perform any covenant or agreement contained in this Agreement on the part of the Company or the Seller;
(iii)    the matters set forth on Schedule 12.02(a)(iii);
(iv)    Pre-Closing Taxes, to the extent not taken into account in the calculation of Tangible Book Value;
(v)    any Transfer Taxes that are the responsibility of the Seller pursuant to Section 11.02(a); or
(vi)    any CIC/Severance Amount, to the extent not taken into account in the calculation of Tangible Book Value;
provided, however, that the Purchaser Indemnitees shall not be entitled to indemnification for Losses pursuant to Section 12.02(a)(i) hereof (other than with respect to Company Indemnity Fundamental Reps, the representations and warranties contained in Section 5.08 (Tax Matters) or in the case of fraud) unless and until the Purchaser Indemnitees have incurred Losses pursuant to this Article XII in excess of $1,000,000 in the aggregate (the “Deductible Amount”), and with respect to any given claim for Losses, such claim is individually in excess of $25,000 (the “Threshold Amount”), in which case the Purchaser Indemnitees shall be entitled to recovery in accordance with this Article XII only for such Losses that are in excess of the Deductible Amount in the aggregate and the Threshold Amount individually; and provided, further, that (A) the aggregate liability of the Seller under Section 12.02(a) hereof (other than solely with respect to breaches of the Company Indemnity Fundamental Reps, breaches of the representations and warranties contained in Section 5.08 (Tax Matters) (other than Income Tax Reps), Pre-Closing Taxes or in the case of fraud) shall not exceed the Indemnity Escrow Funds remaining in the Indemnity Escrow Account and (B) the aggregate liability of the Seller under Section 12.02(a) for breaches of the representations and warranties contained in Section 5.08 (Tax Matters) and Pre-Closing Taxes (“Tax Claims”) shall not exceed the aggregate of the Indemnity Escrow Funds remaining in the Indemnity Escrow Account and the Tax Indemnity Escrow Funds remaining in the Tax Indemnity Escrow Account. The Purchaser Indemnitees’ sole and exclusive source of recovery against the Seller for indemnification (other than solely with respect to breaches of the Company Indemnity Fundamental Reps, Tax Claims or in the case of fraud) shall be against such Indemnity Escrow Funds (such funds to be disbursed in accordance with Section 12.05(f)), and, for the avoidance of doubt, the Seller shall not have any liability for any amounts due pursuant to this Article XII (other than solely with respect to breaches of the Company Indemnity Fundamental Reps, Tax Claims or in the case of fraud) except to the extent of funds available in the Indemnity Escrow Account (such funds to be disbursed in accordance with Section 12.05(f)). The Purchaser Indemnitees’ sole and exclusive source of recovery against the Seller for indemnification with respect to Tax Claims shall be against the Indemnity Escrow Funds (such funds to be disbursed in accordance with Section 12.05(f)) and the Tax Indemnity Escrow Funds, and, for the avoidance of doubt, the Seller shall not have any liability for any amounts due pursuant to this Article XII with respect to Tax Claims except to the extent of funds available in the Indemnity Escrow Account (such funds to be disbursed in accordance with Section 12.05(f)) and the Tax Indemnity Escrow Account; provided, that Purchaser’s recovery with respect to Excess Specified Taxes shall be limited to the Tax Indemnity Escrow Funds available in the Tax Indemnity Escrow Account. The aggregate liability of the Seller pursuant to Section 12.02(a)(i) solely with respect to the breach of Fundamental Representations shall not exceed the amount of proceeds received by the Seller pursuant to this Agreement; provided that any amounts owing from the Seller to any Purchaser Indemnitee under this Article XII shall first be satisfied out of the Indemnity Escrow Account (such funds to be disbursed in accordance with Section 12.05(f)), to the extent any Indemnity Escrow Funds remain therein, prior to any amounts being paid directly by the Seller. The Purchaser agrees that (other than with respect to Company Indemnity Fundamental Reps or in the case of fraud) other than indirectly through the payment of all or a portion of the Indemnity Escrow Funds and the Tax Indemnity Escrow Funds to the Purchaser if and as required by the terms of this Agreement and the Escrow Agreement, under no circumstances will the Seller have any liability to any of the Purchaser Indemnitees relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, schedule, or certificate delivered hereunder. The Purchaser hereby waives, to the fullest extent permitted by Law, any claim against, and shall have no recourse to, the Seller under any theory of Law or equity, including under any control person liability theory for any action or inaction of the Company. Notwithstanding anything in this Agreement to the contrary, the Purchaser Indemnitees shall not be entitled to any indemnification under Section 12.02(a) hereof with respect to Losses attributable to Taxes of the Company or any of its Subsidiaries (A) that are attributable to any actions or transactions not contemplated under this Agreement consummated on the Closing Date after the Closing that are not in the ordinary course of business, (B) for any taxable period (or portion thereof) that is not a Pre-Closing Tax Period other than as a result of a breach of the representations and warranties contained in Section 5.08(h) or Section 5.08(j), or (C) that were reflected as a liability in the calculation of Tangible Book Value.
12.03    Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify and agree to fully defend, save and hold the Seller, and each of its Affiliates, directors, officers, members, managers, agents and employees (the “Seller Indemnitees”) harmless if any

Seller Indemnitee shall incur any Losses arising out of or resulting from, or shall pay or become obligated to pay any Losses arising out of or resulting from, one or more of the following:
(i)    any breach of any representation or warranty of the Purchaser contained in Article VII of this Agreement or in any certificate delivered to the Seller in connection with the Closing; or
(ii)    any failure of the Purchaser duly to perform any covenant or agreement contained in this Agreement that survives beyond the Closing on the part of the Purchaser to be performed.
The aggregate liability of the Purchaser pursuant to Section 12.03 shall not exceed the amount of proceeds received by the Seller.
12.04    Procedures for Indemnification.
(a)    If a Person entitled to indemnification under this Article XII (an “Indemnitee”) claims that a Person obligated to indemnify it under this Article XII (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 12.02 (other than pursuant to Section 12.02(a)(iii)) or 12.03, or if any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which the Indemnitor may become obligated to an Indemnitee hereunder (a “Third Party Claim”), such Indemnitee shall give prompt written notice to the Indemnitor describing such claim with reasonable detail. No delay in delivering such written notice to the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is actually and materially prejudiced thereby.
(b)    Any Indemnitor shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitor’s choice and at its option shall be entitled to assume the defense thereof (including the matters set forth in Section 12.02(a)(iii)), other than an action, lawsuit, proceeding, investigation or other claim with respect to Taxes, which shall be governed solely by Section 11.02; provided that the Indemnitor shall not have the right to assume the defense of any criminal or quasi-criminal claims. If the Indemnitor fails to actively and diligently defend or contest such Third Party Claim, the Indemnitee shall have the right to do so. In the event that the Indemnitor elects to conduct the defense of the subject Third Party Claim, the Indemnitee will use its reasonable best efforts to cooperate with and make available to the Indemnitor such assistance and materials as may be reasonably requested by it, and the Indemnitee shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that the Indemnitor shall be responsible for the fees and expenses of one separate co‑counsel for all Indemnitees choosing to participate in the defense to the extent the Indemnitee is advised, in writing by its outside counsel, that either (i) the counsel the Indemnitor has selected has a conflict of interest or (ii) there are legal defenses available to the Indemnitee that are materially different from or additional to those available to the Indemnitor. Notwithstanding the foregoing, the Indemnitor will not have the right to assume the defense of any Third Party Claim or will cease to defend against such claim, if (i) injunctive or other equitable relief or relief for other than money damages that the Indemnitee reasonably determines, after conferring with its outside counsel, is material and not incidental to such claim and cannot be separated from any related claim for money damages, is sought and could be imposed against the Indemnitee, (ii) such claim would reasonably be expected to result in greater liability to the Indemnitee than the Indemnitor, taking into account the Deductible Amount and other limitations on indemnification herein, or (iii) the Indemnitor is also a party or has an interest in such Third Party Claim, which interest conflicts with the interests of the Indemnitee.
(c)    If the Indemnitor elects to control the defense of any Third Party Claim, then the Indemnitor shall be entitled to settle such Third Party Claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or will involve an admission of fault or wrongdoing on the part of the Indemnitee or the applicable Indemnitees, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice, except for payments that would be required to be paid by the Purchaser representing the Deductible Amount and/or the Threshold Amount. If the Indemnitor has elected not to control the defense of any such claim then Indemnitee shall not settle such claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). If a Purchaser Indemnitee is asserting a claim for indemnification under Section 12.02, the Seller shall have the rights of the Indemnitor hereunder and the reasonable expenses of the Seller incurred in defending a claim (or any participation in a claim that could result in a disbursement to the Purchaser Indemnitees from the Indemnity Escrow Account or the Tax Indemnity Escrow Account) shall be reimbursed, when and as incurred, from the funds remaining in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable.
12.05    Other Limitations on Indemnification.
(a)    In all cases in determining whether there has been a breach of a representation, warranty or covenant by the Company, the Purchaser or the Seller for purposes of this Article XII, or in determining the amount of any Losses with respect to such breach, such representations, warranties and covenants shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.
(b)    Except with respect to fraud, the Purchaser acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article XII are the Purchaser’s sole and exclusive remedy against the Seller for any claim with respect to the breach of any representation, warranty, covenant or agreement hereunder.
(c)    The amount of any Loss subject to indemnification under Section 12.02 or 12.03 shall be calculated net of (i) any Tax Benefit realized by the Indemnitee or its Affiliates on account of such Loss, but only to the extent such Tax Benefit is realized on or prior to the date on which the indemnification payment is made on account of such Loss, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recovered by the Indemnitee from any third party with respect thereto, net of any retropremiums and costs of recovery, if any. The Indemnitee shall take all commercially reasonable actions to seek full and prompt recovery under all insurance policies and any other rights, remedies or agreements covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor.
(d)    Each of the Purchaser and the Seller acknowledges that a failure to mitigate any Losses may result in a lesser recovery pursuant to Delaware common law in a breach of contract action.
(e)    No Purchaser Indemnitee shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses.
(f)    All amounts owed to any Purchaser Indemnitee in respect of Losses indemnifiable pursuant to Section 12.02 which are satisfied out of the Indemnity Escrow Funds shall be distributed in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Indemnity Escrow Funding Ratio, and all amounts owed to any Purchaser Indemnitee in respect of Losses indemnifiable pursuant to Section 12.02 which are satisfied out of the Tax Indemnity Escrow Funds shall be distributed in a ratio of cash to Class A Common Stock (valued based on the 30-day volume-weighted average price per share as of the day prior to the date of determination) equal to the Tax Indemnity Escrow Funding Ratio. For the avoidance of doubt, in the event that (i) all cash amounts in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, have been released from the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, the Purchaser Indemnitees’ sole and exclusive source of recovery against the Seller for indemnification (other than solely with respect to breaches of the Company Indemnity Fundamental Reps) shall be against the Class A Common Stock in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, and (ii) all Class A Common Stock in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, have been released from the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, the Purchaser Indemnitees’ sole and exclusive source of recovery against the Seller for indemnification (other than solely with respect to breaches of the Company Indemnity Fundamental Reps) shall be against the cash in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable, and in no event shall the Seller have any liability for any amounts due pursuant to Section 12.02 (other than solely with respect to breaches of the Company Indemnity Fundamental Reps) except to the extent of amounts available in the Indemnity Escrow Account or the Tax Indemnity Escrow Account, as applicable.
12.06    Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, any payments pursuant to this Article XII shall be treated as an adjustment to the Purchase Price.
ARTICLE XIII

DEFINITIONS
13.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“ABH” means Agency Brokerage Holdings LLC, a Delaware limited liability company.
“Accounting Principles” means the accounting principles, procedures, policies and methods employed in preparing the Financial Statements, to the extent such principles, procedures, policies and methods are consistent with GAAP.
“Adjustment Escrow Amount” shall mean an amount equal to $2,000,000, comprised of (i) an amount in cash equal to $1,000,000 or such amount greater than $1,000,000 as determined by the Purchaser in its sole discretion and set forth on the Allocation Statement (such amount, the “Adjustment Escrow Cash Amount”) and (ii) such number of shares of Class A Common Stock having an aggregate value (based on the 30-day volume-weighted average price per share as of the day prior to the date the Purchaser delivers the Allocation Statement pursuant to Section 3.01(a)) equal to the difference of (A) $2,000,000 minus (B) the Adjustment Escrow Cash Amount (the “Adjustment Escrow Stock Amount”).
“Adjustment Escrow Funding Ratio” means the ratio of (i) the Adjustment Escrow Cash Amount to (ii) the Adjustment Escrow Stock Amount.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Associated Person” shall have the meaning set forth in NASD Rule 1101(b) and shall also include such Person’s employees whose functions are clerical or ministerial; provided that for purposes of this definition, a Person shall not be deemed to directly or indirectly control the Company Broker-Dealer or the Company or any of its Subsidiaries, as applicable, solely as a result of such Person’s direct or indirect ownership of an equity interest in the Seller.
“Assumed Liabilities” shall have the meaning assigned to such term in the Dash Contribution Agreement.
“BNYM” means the Bank of New York Mellon Corporation, a New York corporation, and ABH’s parent company.
“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, NY.
“Cash Percentage” means (i) fifty percent (50%) or (ii) such percentage greater than fifty percent as determined by the Purchaser in its sole discretion and set forth on the Allocation Statement.
“CIC/Severance Amount” means the difference, if any, of (i) the aggregate value of all amounts payable by the Company or any of its Subsidiaries (including the employer portion of any withholding, payroll, social security, unemployment or other Taxes associated therewith) under the express contractual terms of any retention, change of control, incentive, termination, compensation, severance or similar contractual obligation, whether written or oral, to which the Company or any of its Subsidiaries is party and which is in effect immediately prior to the Closing (including any amounts payable by the Company or any of its Subsidiaries pursuant to or as a result of the plan described in Item 1 of Section (k) of the Developments Schedule), in each case, which are contingent upon, triggered or accelerated by, or otherwise become payable in connection with or as a result of (A) the transactions contemplated by this Agreement or the other Transaction Documents or (B) the termination of employment of any Company Service Provider, which are not paid prior to Closing, excluding any amounts payable pursuant to Section 11.03(c), minus (ii) $18,600,000. For the avoidance of doubt, in no event shall any Retention Pool Bonuses be included in the calculation of the CIC/Severance Amount.
“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Parent.
“Closing Consideration” means the Estimated Cash Consideration and the Stock Consideration.
“Company Broker‑Dealer‑” means each of ConvergEx Execution Solutions LLC and Westminster Research Associates LLC.
“Company Closing Fundamental Reps” means those representations and warranties contained in the first sentence of Section 5.01(a) (Organization and Organizational Power), Section 5.02 (Subsidiaries), the first and last sentences of Section 5.03 (Authorization; No Breach; Valid and Binding Agreement), Section 5.04 (Capitalization), Section 5.25 (Brokerage), Section 6.01 (Organization and Entity Power), Section 6.02 (Authorization), Section 6.03 (Title to Units), and the first sentence of Section 6.08 (Investment Representation).
“Company Indemnity Fundamental Reps” means those representations and warranties contained in Section 5.01(a) (Organization and Organizational Power), Section 5.02 (Subsidiaries), the first and last sentences of Section 5.03 (Authorization; No Breach; Valid and Binding Agreement), Section 5.04 (Capitalization), any representation or warranty with respect to Income Taxes (other than Specified Taxes) contained in Section 5.08 (Tax Matters) (“Income Tax Reps”), Section 5.25 (Brokerage), Section 6.01 (Organization and Entity Power), Section 6.02 (Authorization), Section 6.03 (Title to Units), Section 6.07 (Brokerage) and the first sentence of Section 6.08 (Investment Representation).
“Company Service Provider” has the meaning set forth in Section 5.18(a).
“Conveyed Assets” shall have the meaning assigned to such term in the Dash Contribution Agreement.
“Dash Contribution Agreement” means that certain Contribution Agreement, dated as of December 23, 2016, by and among Dash Financial Holdings, LLC, a Delaware limited liability company, Dash Financial LLC, a Delaware limited liability company, DFT Holdings LLC, a Delaware limited liability company, DFT Intermediate LLC, a Delaware limited liability company, Dash Regulatory Technologies, LLC, a Delaware limited liability company, the Seller, the Company, Convergex Execution Solutions LLC, a Delaware limited liability company, Convergex Solutions LLC, a Delaware limited liability company, and the other parties signatory thereto, as amended by that certain Amendment to Contribution Agreement, dated February 22, 2017, as further amended by that certain Second Amendment to Contribution Agreement, dated February 28, 2017.
“Deferred Compensation Plan” means the Company’s Nonqualified Supplemental Deferred Compensation Plan.
“Distributable Amount” means (i) the Purchase Price, minus (ii) any Estimated Tangible Book Value Deficiency, minus (iii) Estimated Transaction Expenses.
“Environmental Laws” means, as enacted and in effect as of or prior to the Closing Date, all applicable Laws relating to protection of the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean‑up or other remediation thereof.
“Escrow Accounts” has the meaning set forth in Section 2.03(a).
“Escrow Agent” shall mean Wilmington Trust, N.A., or its permitted successors and assigns.
“Escrow Agreement” means the escrow agreement by and among the Purchaser, the Seller and the Escrow Agent, dated as of the Closing Date, to be in customary form reasonably satisfactory to the Purchaser and the Seller.
“Escrow Amounts” shall mean the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Tax Indemnity Escrow Amount.
“Estimated Adjusted Purchase Price” means (i) the Purchase Price, minus (ii) any Estimated Tangible Book Value Deficiency, minus (iii) Estimated Transaction Expenses, minus (iv) the Escrow Amounts.
“Estimated Cash Consideration” means an amount in cash equal to the sum of (i) the product of (A) the Cash Percentage multiplied by (B) the Distributable Amount minus (ii) the Adjustment Escrow Cash Amount minus (iii) the Indemnity Escrow Cash Amount, minus (iv) the Tax Indemnity Escrow Cash Amount; provided, that in no event shall the Estimated Cash Consideration be less than the result of (w) fifty percent (50%) of the Distributable Amount minus (x) $1,000,000 minus (y) $8,730,000 minus (z) $1,500,000.
“Estimated Tangible Book Value Deficiency” means the amount by which the Estimated Tangible Book Value set forth on the Estimated Closing Statement is less than the Target Tangible Book Value.
“Excess Specified Taxes” means the amount by which Specified Taxes as finally determined exceed the amount reflected as a reserve with respect to such Specified Taxes on the books of the Company and its Subsidiaries as of the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Adjusted Purchase Price” means (i) the Purchase Price, minus (ii) any Tangible Book Value Deficiency, minus (iii) Transaction Expenses, minus (iv) the Escrow Amounts.
“Final Indemnity Escrow Release Date” shall mean December 31, 2019.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.
“Form BD” means the Uniform Application for Broker-Dealer Registration required to be filed by broker-dealers with the SEC.
“Form U-4” means the Uniform Application for Securities Industry Registration or Transfer (as published for filing through Web CRD) Form U-5 (Uniform Termination Notice for Securities Industry Registration) and Form U-6 (Uniform Disciplinary Action Reporting Form).
“GAAP” means United States generally accepted accounting principles consistently applied throughout the periods indicated.
“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, including any Self‑Regulatory Authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.
“Government Official” means any officer, director, or employee of any foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of such public international organization, as well as any foreign political party or official thereof or any candidate for foreign political office.  Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director, or employees of any government‑controlled entity or public international organization, any officer, director, or employee of a government‑owned or ‑controlled (in whole or in part) business, corporation, organization, or entity.
“GTCR Professional Services Agreement” means the Professional Services Agreement, dated as of October 1, 2006, by and between GTCR Golder Rauner II, L.P. and BNY ConvergEx.
“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits, including any capital gains, minimum Tax and any Tax on items of Tax preference, but not including Transfer Tax or (ii) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business consistent with past practice, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, (iv) all obligations of such Person under sale‑and‑lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (v) obligations under any interest rate, currency or other hedging agreement (other than for bona fide hedging purposes), (vi) all obligations of the type referred to in clauses (i) – (v) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (vii) for clauses (i) through (vi) above, all accrued and unpaid interest thereon, if any, and any fees and expenses, including termination fees, prepayment penalties, “breakage” cost or similar payments, associated with the repayments or maintenance of such Indebtedness.
“Indemnity Escrow Amount” shall mean an amount equal to $17,460,000, comprised of (i) an amount in cash equal to $8,730,000 or such amount greater than $8,730,000 as determined by the Purchaser in its sole discretion and set forth on the Allocation Statement, (such amount, the “Indemnity Escrow Cash Amount”) and (ii) such number of shares of Class A Common Stock having an aggregate value (based on the 30-day volume-weighted average price per share as of the day prior to the date the Purchaser delivers the Allocation Statement pursuant to Section 3.01(a)) equal to the difference of (A) $17,460,000 minus (B) the Indemnity Escrow Cash Amount (the “Indemnity Escrow Stock Amount”).
“Indemnity Escrow Funding Ratio” means the ratio, calculated as of immediately prior to the date the Purchaser delivers the Allocation Statement pursuant to Section 3.01(a), of (i) the Indemnity Escrow Cash Amount to (ii) the Indemnity Escrow Stock Amount.
“Indemnity Escrow Funds” means the portion of the Indemnity Escrow Amount and other amounts related thereto held in escrow by the Escrow Agent from time to time. For the avoidance of doubt, the Indemnity Escrow Funds shall not include the Tax Indemnity Escrow Funds.
“Initial Indemnity Escrow Release Date” shall mean the first anniversary of the Closing Date, together with any interest and earnings accumulated thereon; provided, that for purposes of such calculation, in the event that any amounts are distributed from the Indemnity Escrow Account to Purchaser pursuant to Section 3.01(d), the Indemnity Escrow Amount shall be deemed to be reduced by such amounts.
“Initial Release Amount” shall mean an amount equal to one third (1/3) of the Indemnity Escrow Amount.
“Intellectual Property” means any or all of the following: (i) copyrights (including in computer programs and computer software) whether registered or unregistered including copyrights in software, mask works and databases; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations‑in‑part thereof; (iv) trade secrets and all other confidential information, know‑how, inventions, proprietary processes, formulae, models and methodologies; (v) internet uniform resource locators and domain names; (vi) all registrations and applications for registration for each of the foregoing; (vii) including all goodwill associated with each of the foregoing; and (vii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
“Knowledge” means (i) with respect to the Company, the actual knowledge of Eric Noll, Steven Heineman, Fred Arnold and Gerard Conlon, and the knowledge that any such individual would have after reasonable inquiry (which in no event shall include making any inquiry to any third party other than a Company Service Provider) and (ii) with respect to the Purchaser, the knowledge of Owen Littman and John Holmes, and the knowledge that any such individual would have after reasonable inquiry (which in no event shall include making any inquiry to any third party other than an employee of the Purchaser or its Subsidiaries).
“Law” means any foreign, domestic or local law, statute, regulation, rule, ordinance, order, consent decree, settlement agreement or governmental requirement, and any judgment, decision, decrees, writ, injunction, award, ruling, order or interpretation of any applicable Governmental Entity.
“Liability” means with respect to any Person any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether or not required by GAAP to be reflected on a consolidated balance sheet, or footnotes to a consolidated balance sheet.
“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.
“LiquidPoint Business” shall have the meaning assigned to such term in the Dash Contribution Agreement.
“LiquidPoint Transaction” means the transactions contemplated by the Dash Contribution Agreement.
“Loss” means any damage (but excluding punitive damages unless payable to a third party by a Purchaser Indemnitee or Seller Indemnitee, as applicable), liability, loss, cost, expense (including all reasonable attorneys’ fees), taxes, deficiency, interest, penalty, impositions, assessments or fines.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would be reasonably expected to be, materially adverse to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii)  any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (iv) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (v) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iii), and (vi) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.
“Net Revenues” means gross revenues less soft dollars and passthroughs (i.e., exchange fees incurred by the Company or its Subsidiaries that are charged back to clients (with no mark-up) for their corresponding trading activity).
“Open Source Software” means software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (such as, without limitation, the GNU General Public License, the GNU Lesser General Public License, the Mozilla license and the Apache license) that purports to (i) restrict the free use, license or distribution of any software, including the ability to charge for distribution of any software or (ii) require one to (x) require or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (y) permit any licensee of any software to modify any source code relating to such software.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current use and operation of the Leased Real Property or Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or Owned Real Property, as applicable for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) licenses of Intellectual Property; and (ix) Liens set forth on the Permitted Liens Schedule.
“Person” means an entity, individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
“Pre‑Closing Tax Period‑” means any taxable period that ends on or before the Closing Date and with respect to any taxable period that includes but does not end on the Closing Date, the portion of such taxable period through the Closing Date.
“Pre-Closing Taxes” means (a) any Liability for Taxes of the Company or its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date and (b) any liability for Taxes of any other Person as a successor or pursuant to any contractual agreement entered into on or before the Closing Date.
“Purchase Price” means $116,400,000.
“Purchaser Fundamental Reps” means those representations and warranties contained in the first sentence of Sections 7.01 (Organization and Organizational Power), 7.03 (Authorization), and 7.07 (Brokerage).
“Regulated Entities” means ConvergEx Execution Solutions LLC, ConvergEx Limited, and Westminster Research Associates LLC.
“Regulatory Working Capital” means the capital of the Regulated Entities as of the close of business on the business day immediately preceding the Closing Date as calculated and defined for purposes of the rules and regulations of the applicable governmental agency, which for securities broker‑dealers registered under the Exchange Act is the “net capital” as provided in SEC Rules 15c3‑1 et seq.
“SEC Order” the Order Instituting Proceedings, Making Findings and Imposing Sanctions issued on December 18, 2013 by the SEC against ConvergEx Execution Solutions, ConvergEx Global Markets Limited and G-Trade Services LLC.
“Self‑Regulatory Authority‑” means the New York Stock Exchange, Inc., FINRA, the Chicago Board Options Exchange, the Securities and Futures Commission (Hong Kong), the Financial Conduct Authority (UK), the National Futures Association or any other similar agency, body, exchange, authority, organization or Governmental Entity (whether foreign or domestic), in each case having jurisdiction or regulatory authority over the Company.
“Specified Financing Agreement” means the credit agreement referenced as Item 7 of the Authorization Schedule.
“Specified Financing Arrangement” means either (i) that the Bank (as defined in the Specified Financing Agreement) has provided in writing its consent to the consummation of the transactions contemplated by this Agreement without the imposition of a Burdensome Condition or (ii) the Purchaser has obtained a credit facility to replace the Specified Financing Arrangement from and after the Closing.
“Specified Guaranty” means that certain guarantee referenced as Item 9 on the Leased Real Property Schedule.
“Specified Lease” means that certain lease agreement referenced as Item 8 on the Leased Real Property Schedule.
“Specified Taxes” means Taxes attributable to the resolution of matters described in section (b) of the Taxes Schedule.
“Stock Consideration” means such number of shares of Class A Common Stock having an aggregate value (based on the 30-day volume-weighted average price per share as of the day prior to the Closing Date) equal to the difference of (i) the product of (A) the Stock Percentage, multiplied by (B) the Distributable Amount minus (ii) the Adjustment Escrow Stock Amount minus (iii) the Indemnity Escrow Stock Amount, minus (iv) the Tax Indemnity Escrow Stock Amount.
“Stock Percentage” means a percentage equal to the difference between (i) one hundred percent (100%), minus (ii) the Cash Percentage.
“Subsidiary” means, with respect to any Person, any Person of which a majority of the total outstanding shares or other equity interests or voting power of outstanding shares or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Tangible Book Value” means, without duplication, the consolidated tangible book value of the Company and its Subsidiaries (calculated in accordance with the Accounting Principles used to calculate the tangible book value as set forth in Exhibit A hereto) as of the Closing Date (which, for the avoidance of doubt, shall reflect an accrual in respect of unpaid bonus for the period of January 1, 2017 through and including the Closing Date equal to the product of (x) $21,000,000 multiplied by (y) the quotient obtained by dividing (1) the number of days elapsed since January 1, 2017 to the Closing Date, inclusive, by (2) 365), less the CIC/Severance Amounts, plus any WARN Savings Amount; provided that the Tangible Book Value (a) shall be calculated (i) without giving effect to the amount of stock guarantees and other payments accrued and/or paid by the Company and its Subsidiaries as of the Closing Date in respect of fiscal year 2017 (except as set forth on Exhibit A) and (ii) with giving effect to 50% of the aggregate amount accrued and/or paid by the Company and its Subsidiaries as of the Closing Date with respect to the Retention Pool

Bonuses and (b) shall be adjusted by the amount by which the amount of capitalized software is greater (in which case the amount will reduce Tangible Book Value) or less (in which case the amount will increase Tangible Book Value) than $15,500,000 (taking into account any portion of capitalized software which is included in tangible book value in accordance with the Accounting Principles).
“Tangible Book Value Deficiency” means the amount by which Tangible Book Value as finally determined in accordance with Section 3.01(c) is less than the Target Tangible Book Value.
“Target Tangible Book Value” means $155,500,000.
“Tax” means any federal, state, provincial, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, withholding, social security (or similar taxes, including FICA), employment, unemployment, disability, worker’s compensation, payroll, or other tax including any interest, penalties or additions to tax.
“Tax Benefit” means any refund or credit of Taxes payable or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.
“Tax Indemnity Escrow Amount” shall mean an amount equal to $3,000,000, comprised of (i) an amount in cash equal to $1,500,000 or such amount greater than $1,500,000 as determined by the Purchaser in its sole discretion and set forth on the Allocation Statement, (such amount, the “Tax Indemnity Escrow Cash Amount”) and (ii) such number of shares of Class A Common Stock having an aggregate value (based on the 30-day volume-weighted average price per share as of the day prior to the date the Purchaser delivers the Allocation Statement pursuant to Section 3.01(a)) equal to the difference of (A) $3,000,000 minus (B) the Tax Indemnity Escrow Cash Amount (the “Tax Indemnity Escrow Stock Amount”).
“Tax Indemnity Escrow Funding Ratio” means the ratio, calculated as of immediately prior to the date the Purchaser delivers the Allocation Statement pursuant to Section 3.01(a), of (i) the Tax Indemnity Escrow Cash Amount to (ii) the Tax Indemnity Escrow Stock Amount.
“Tax Indemnity Escrow Funds” means the portion of the Tax Indemnity Escrow Amount and other amounts related thereto held in escrow by the Escrow Agent from time to time.
“Tax Indemnity Escrow Release Date” means the date on which the later of (i) all Tax Contests related to the Specified Taxes are settled or otherwise resolved and (ii) those certain extended statute of limitation periods referenced in Section (b) of the Taxes Schedule, including any additional statute extensions or waivers the Company grants after Closing, have expired or otherwise terminated. Notwithstanding the foregoing, the statute of limitations periods referenced in clause (ii) above shall be deemed to have terminated if all Tax issues described in Section (b)(3) and (b)(4) of the Taxes Schedule have been settled or otherwise resolved for all tax periods from January 1, 2007 to December 31, 2013.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.
“Total Stock Consideration” means the sum of (a) the Stock Consideration, plus (b) the Adjustment Escrow Stock Amount, plus (c) the Indemnity Escrow Stock Amount, plus (d) the Tax Indemnity Escrow Stock Amount.
“Transaction Documents” shall mean this Agreement and the Escrow Agreement.
“Transaction Expenses” means, as finally determined in accordance with Section 3.01(c), (a) the aggregate amount of all fees and expenses of the Company and its Subsidiaries incurred in connection with this Agreement or the transactions contemplated hereby, (b) all fees and expenses incurred by the Company in connection with obtaining the tail coverage pursuant to Section 9.03, (c) fifty percent (50%) of the filing fees and related expenses under the HSR Act, (d) to the extent incurred in connection with filings required to be made by both the Purchaser and the Seller thereunder, fifty percent (50%) of all filing fees and related expenses under other Antitrust Laws (other than the HSR Act) and all other Laws or regulations, and (e) to the extent incurred in connection with filings required to be made by solely the Seller thereunder, all filing fees and related expenses under other Antitrust Laws (other than the HSR Act) and all other Laws or regulations, in all cases (i) as determined in accordance with GAAP, (ii) which are not paid prior to Closing, and (iii) to the extent not included in the calculation of Tangible Book Value.
“Transition Services Agreements” shall have the meaning assigned to such term in the Dash Contribution Agreement.
“WARN Savings Amount” shall mean the aggregate of all Individual WARN Savings Amounts  in respect of any Company Service Provider provided a WARN Act notice prior to the Closing Date.  “Individual WARN Savings Amount” shall mean, with respect to an employee provided a WARN Act notice prior to the Closing Date, an amount equal to 50% of the product of (i) the number of days (if any) prior to the Closing Date that such employee was provided a WARN Act notice and (ii) such employee’s daily base salary rate.
13.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(c)    Company and Subsidiaries. All references to the “Company” and/or its “Subsidiaries” in this Agreement shall be deemed to exclude, and shall not apply with respect to, the Conveyed Assets and the Assumed Liabilities for all purposes under this Agreement, and all references to any assets, properties, rights, claims or Liabilities of the Company and/or its Subsidiaries shall be deemed to have given effect to the LiquidPoint Transaction, even if it was not consummated on the relevant date of determination.
13.03    Index of Defined Terms.

Page	Page

ABH	67

Accounting Principles	67

Act	36

Action	23

Adjustment Escrow Account	2

Adjustment Escrow Amount	68

Adjustment Escrow Cash Amount	68

Adjustment Escrow Funding Ratio	68

Adjustment Escrow Stock Amount	68

Advisers Act	68

Affiliate	68

Agreement	1

Allocation	55

Allocation Statement	4

Anti-Corruption Laws	32

Anti-Money Laundering Laws	33

Antitrust Laws	48

Associated Person	68

Assumed Liabilities	68

Assumed Seller Liabilities	44

Attorney‑Client Communication	53

BNYM	68

Burdensome Condition	49

Business Day	68

Cash Percentage	68

CIC/Severance Amount	68

Class A Common Stock	36, 69

Closing	1

Closing Consideration	69

Closing Date	2

Closing Statement	4

Closing Statement Report	5

Code	16

Company	1

Company Broker‑Dealer	69

Company Closing Fundamental Reps	69

Company Indemnity Fundamental Reps	69

Company Intellectual Property	21

Company Regulatory Reports	28

Company Service Provider	69

Company Service Providers	30

Confidentiality Agreement	42

Continuing Employee	59

Conveyed Assets	69

Conveyed Seller Assets	44

Dash Contribution Agreement	69

Dash Financial	45

Deductible Amount	63

Deferred Compensation Plan	69

Disclosure Schedules	10

Disqualifying Event	29

Distributable Amount	70

Employee Census	30

Environmental Laws	70

ERISA	23

Escrow Accounts	2, 70

Escrow Agent	70

Escrow Agreement	70

Escrow Amounts	70

Estimated Adjusted Purchase Price	70

Estimated Cash Consideration	70

Estimated Closing Statement	4

Estimated Tangible Book Value	4

Estimated Tangible Book Value Deficiency	70

Estimated Transaction Expenses	4

Excess Specified Taxes	70

Exchange Act	70

Final Adjusted Purchase Price	71

Final Indemnity Escrow Release Date	71

Financial Statements	12

FINRA	71

FLSA	71

Foreign Plans	24

Form BD	71

Form CMA	8

Form U-4	71

Fundamental Representations	62

GAAP	71

Government Official	71

Governmental Entity	71

GTCR Holdings	1

GTCR Professional Services Agreement	71

Guaranteed Obligations	86

HSR Act	11

Income Tax	71

Indebtedness	72

Indemnitee	65

Indemnitor	65

Indemnity Escrow Account	2

Indemnity Escrow Amount	72

Indemnity Escrow Cash Amount	72

Indemnity Escrow Funding Ratio	72

Indemnity Escrow Funds	72

Indemnity Escrow Stock Amount	72

Independent Accounting Firm	5

Individual WARN Savings Amount	78

Initial Indemnity Escrow Release Date	72

Initial Release Amount	72

Intellectual Property	72

IRS	17

K&E	1

Knowledge	73

Latest Balance Sheet	12

Law	73

Leased Real Property	15

Liability	73

Licensed Software	22

Licenses	34

Liens	73

LiquidPoint Business	73

LiquidPoint Transaction	73

Loss	73

Material Adverse Effect	73

Net Revenues	74

OFAC	33

Open Source Software	74

Outside Date	51

Owned Intellectual Property	21

Owned Real Property	16

Parent	1

Parent Guarantee	86

Permitted Liens	74

Permitted Liens Schedule	75

Person	75

Plans	24

Post-Closing Tax Period	55

Pre‑Closing Tax Period	75

Pre-Closing Taxes	75

Proprietary Software	22

Purchase Price	75

Purchaser	1

Purchaser Fundamental Reps	75

Purchaser Indemnitees	63

Purchaser Party	81

Purchaser’s Representatives	41

Regulated Entities	75

Regulatory Working Capital	75

Restrictions	8

Schedule	10

SEC	34

SEC Order	75

Securities Act	36

Self‑Regulatory Authority	75

Seller	1

Seller Indemnitees	64

Seller Tax Contest	56

Specific Customers	45

Specified Taxes	75

Stock Consideration	75

Stock Percentage	76

Subsidiary	76

Tangible Book Value	76

Tangible Book Value Deficiency	76

Target Tangible Book Value	76

Tax	76

Tax Benefit	77

Tax Claims	63

Tax Contest	56

Tax Indemnity Escrow Amount	77

Tax Indemnity Escrow Cash Amount	77

Tax Indemnity Escrow Funding Ratio	77

Tax Indemnity Escrow Funds	77

Tax Indemnity Escrow Release Date	77

Tax Indemnity Escrow Stock Amount	77

Tax Returns	77

Third Party Claim	65

Threshold Amount	63

Total Stock Consideration	77

Transaction	53

Transaction Documents	77

Transaction Expenses	77

Transfer Taxes	54

Transition Services Agreements	78

U.S. Plan	24

Units	1

WARN Act	31

WARN Savings Amount	78

ARTICLE XIV

MISCELLANEOUS
14.01    Representations, Warranties, Covenants and Agreements. In making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely and exclusively on the representations and warranties of the Company set forth in Article V, as qualified by the Disclosure Schedules, and the representations and warranties of the Seller set forth in Article VI, as qualified by the Disclosure Schedules. Such representations and warranties by the Company or the Seller, as applicable, constitute the sole and exclusive representations and warranties of the Company or the Seller, as applicable, to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Seller. EXCEPT AS PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER, THE COMPANY OR ITS SUBSIDIARIES MAKES OR PROVIDES, AND THE PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S AND ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser hereby acknowledges that neither the Company nor the Seller is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that the Purchaser has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans. The Purchaser further agrees, for itself and for its Affiliates and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (each a “Purchaser Party”), that none of the Company, the Seller or any other Person will have or be subject to any liability to any Purchaser Party resulting from the distribution to the Purchaser or any other Purchaser Party, or the Purchaser’s use of, any such information, including any information, document or material made available to the Purchaser or any other Purchaser Party in certain “data rooms,” management presentations, the confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information, except as otherwise provided herein.
14.02    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any controlled Affiliate to a party hereto) without the joint approval of the Purchaser and the Seller, unless required by Law, in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance (to the extent practicable), distribution or publication. For the avoidance of doubt, the parties acknowledge and agree that GTCR Holdings and its Affiliates may provide general information about the subject matter of this Agreement in connection with its fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser, or, after the Closing, the Company, have any right to use the name or mark of GTCR Holdings or any of its Affiliates, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of GTCR Holdings.
14.03    Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the applicable portion of the Transaction Expenses as provided in Section 2.02(d).
14.04    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile machine to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser and, after the Closing, the Company:
Cowen CV Acquisition LLC
c/o Cowen Group, Inc.
599 Lexington Ave, 20th Floor
Attn:     John Holmes and Owen Littman
Facsímile No.: (212)-201-4840

with copies to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:     David K. Boston
Manuel A. Miranda
Facsímile No.: (212)‑728‑8111

Notices to the Seller and, prior to the Closing, the Company:
ConvergEx Holdings, LLC
c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn:    Constantine S. Mihas
    Collin E. Roche
Facsimile No.: (312) 382‑2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn:     Sanford E. Perl, P.C.
Michael H. Weed, P.C.
Facsimile No.: (312) 862‑2200

Or to such other address with respect to a party as such party notifies the other in writing as above provided.

14.05    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign its rights (but not its obligations) hereunder to any of its direct or indirect Subsidiaries; provided, further, that Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder.
14.06    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.
14.07    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The phrase “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.
14.08    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth only for purposes of such Section except that the information therein shall apply and shall be deemed to modify the representations and warranties in Article V or Article VI of the Agreement whether or not such representations and warranties refer to such Schedule or any Schedule to the extent the relevance of such information to such other Sections is reasonably apparent on its face; provided that the disclosures and information in the Schedules shall not expand any representation or warranty in Article V or Article VI. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts not less than 12 hours in advance of the date hereof a document to the online data room hosted on behalf of the Company and accessible to Purchaser and its representatives and located at http://services.intralinks.com, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.
14.09    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller.
14.10    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
14.11    Third‑Party Beneficiaries. Section 9.03 shall be enforceable by each Indemnified Person and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
14.12    Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
14.13    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
14.14    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
14.15    Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.04 shall be deemed effective service of process on such party.
14.16    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
14.17    Non‑Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement or any Subsidiary of the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.
14.18    Specific Performance.
(a)    Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non‑breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
(b)    To the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.
14.19    Time is of the Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.
14.20    Parent Guarantee. Parent hereby unconditionally, irrevocably and absolutely guarantees (the “Parent Guarantee”) to the Seller the full and punctual performance and discharge of all of the Purchaser’s obligations under this Agreement of any kind or nature whatsoever, including the full and punctual payment when due of any sums due and owing the Seller in connection with this Agreement (the “Guaranteed Obligations”). The Parent Guarantee is a guarantee of timely payment and performance and not merely of collection, and a separate action or actions may be brought and prosecuted against Parent to enforce such Parent Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions. Parent hereby makes the representations and warranties set forth in Article VII, mutatis mutandis, as if it were the Purchaser hereunder. Parent’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations have been paid or performed in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Purchaser or otherwise, Parent’s obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time. This is a continuing guarantee of Parent and shall be binding upon Parent and its successors and assigns.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

Company:	CONVERGEX GROUP, LLC

By: /s/ Eric Noll
Name: Eric Noll
Its: Chief Executive Officer

Purchaser:	COWEN CV ACQUISITION LLC

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Its: President and Chief Executive Officer

Seller:	CONVERGEX HOLDINGS, LLC

By: /s/ Eric Noll
Name: Eric Noll
Its: Chief Executive Officer

GTCR Holdings (solely for the purposes of Sections 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, and 11.02 and Article XIV (except for Sections 14.01-14.04 and 14.20):	GTCR CONVERGEX HOLDINGS LLC

By: /s/ Constantine Mihas
Name: Constantine Mihas
Its: Vice President

Parent (solely for the purposes of Article XIV (except for Sections 14.01-14.04)):	COWEN GROUP, INC.

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Its: President